Published Deal CUSIP Number:  15671FAJ1
Published Term Facility CUSIP Number: 15671FAK8

Second Amended and Restated

CREDIT AGREEMENT

Dated as of June 21, 2006

as amended and restated as of December 21, 2010
and further amended and restated as of April 16, 2013,

among

CENVEO CORPORATION,
as Borrower,

CENVEO, INC.,
as a Guarantor,

BANK OF AMERICA, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

BANK OF AMERICA, N.A.,
as Documentation Agent

and

the other lenders party hereto
________________

BANK OF AMERICA, N.A.,
MACQUARIE CAPITAL (USA) INC.
and
BARCLAYS BANK PLC,
as Joint Lead Arrangers and Joint Book Managers

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY  10005
(212) 701-3000

TABLE OF CONTENTS

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-ii-

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-iv-

SCHEDULES

1.02	-	Material Contracts
1.03	-	Consolidated Adjusted EBITDA
2.01	-	Term Commitments and Applicable Percentages
5.08(b)	-	Existing Liens
5.08(c)	-	Owned Real Property
5.08(d)(i)	-	Leased Real Property (Lessee)
5.08(d)(ii)	-	Leased Real Property (Lessor)
5.08(e)	-	Existing Investments
5.09	-	Environmental Matters
5.13	-	Subsidiaries and Other Equity Investments; Loan Parties
5.17	-	Intellectual Property Matters
5.20	-	Labor Matters
6.12	-	Guarantors
7.01	-	Existing Liens
7.02	-	Existing Indebtedness
7.09		Restrictions
11.02	-	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	-	Loan Notice
B	-	Term Note
C	-	Compliance Certificate
D	-	Assignment and Assumption
E-1	-	Guaranty
E-2	-	Canadian Guaranty
F-1	-	Security Agreement
F-2	-	Canadian Security Agreement
G	-	Mortgage
H-1	-	Intellectual Property Security Agreement
H-2	-	Canadian Intellectual Property Security Agreement
I-1	-	Opinion Matters – Ian R. Scheinmann, Esq., Vice President, Legal Affairs of Holdings
I-2	-	Opinion Matters – Hughes Hubbard & Reed LLP, Special New York Counsel to Loan Parties
I-3	-	Opinion Matters – Davis Graham & Stubbs LLP, Colorado Counsel to Loan Parties
I-4	-	Opinion Matters – DLA Piper LLP, Georgia, Maryland, Massachusetts, North Carolina and Virginia Counsel to Loan Parties
I-5	-	Opinion Matters – Bose McKinney & Evans LLP, Indiana Counsel to Loan Parties
I-6	-	Opinion Matters – Fasken Martineau DuMoulin LLP, Ontario Counsel to the Canadian Guarantors
I-7	-	Opinion Matters – Stewart McKelvey, Nova Scotia Counsel to the Canadian Guarantors
J	-	Joinder Agreement
K	-	Pro Forma Adjustment Compliance Certificate
L	-	Additional Term Lender Joinder
M	-	Tax Status Certificate

-v-

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CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of April 16, 2013, among CENVEO CORPORATION, a Delaware corporation (the “Borrower”), CENVEO, INC., a Colorado corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower, Holdings, certain of the Lenders and Bank of America, N.A., as administrative agent for such lenders, are parties to the Existing Credit Agreement (defined below) pursuant to which certain term loans, revolving credit and letter of credit facilities have been made available to the Borrower.

The proceeds of the term loan borrowings hereunder will be used to refinance the term loans under the Existing Credit Agreement and the revolving commitments under the Existing Credit Agreement will be terminated simultaneously therewith.

In furtherance of the foregoing, the Borrower has requested that the lenders amend and restate the Existing Credit Agreement to provide a term B loan facility in the amount of $360,000,000, and the Lenders have indicated their willingness to provide the term loan facility on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the Existing Credit Agreement is hereby amended and restated in its entirety and the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means that certain asset based revolving credit agreement, dated as of the Second A&R Effective Date, among the Borrower, Holdings, the lenders party thereto, Bank of America, N.A., as administrative agent, issuing bank and swingline lender, and the other agents party thereto, as the same may be amended, restated, amended and restated, modified, supplemented, replaced or refinanced from time to time in accordance herewith and the ABL Intercreditor Agreement.

“ABL Documents” means the ABL Credit Agreement and the other “Loan Documents” (as such term is defined in the ABL Credit Agreement).

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the Second A&R Effective Date among the Loan Parties, the Administrative Agent and the administrative agent under the ABL Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Account Control Agreements” means the “Account Control Agreements” specified in the Security Agreement and the Canadian Security Agreement.

“Acquisition” by any Person, means the purchase or acquisition in a single transaction or a series of related transactions by any such Person, individually or, together with its Affiliates, of (a) any Equity Interest of any other Person (other than an existing Subsidiary of the Borrower) which are sufficient such that such other Person becomes a direct or indirect Subsidiary of the Borrower or (b) all or a substantial portion of the Property, including, without limitation, all or a substantial portion of the property comprising a division, business unit or line of business, of any

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other Person (other than a Subsidiary of the Borrower), whether involving a merger or consolidation with such other Person.  “Acquire” has a meaning correlative thereto.

“Acquisition Debt” means Indebtedness permitted under Section 7.02(j), Section 7.02(n), or as evidenced by any Additional Senior Unsecured Notes the proceeds of which are paid within sixty (60) days of the incurrence thereof as part of the consideration in connection with an acquisition or purchase permitted under Section 7.03(h).

“Additional Senior Unsecured Notes” means any senior notes evidencing Indebtedness permitted under Section 7.02(j).

“Additional Term Borrowing” means a borrowing consisting of simultaneous Additional Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Additional Term Lenders and/or existing Lenders pursuant to the applicable Credit Agreement Supplement establishing the applicable Additional Term Facility.

“Additional Term Commitment” means each Additional Term Lender’s and/or existing Lender’s obligation to make Additional Term Loans to the Borrower pursuant to Section 2.14 and any applicable Credit Agreement Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth in the applicable Credit Agreement Supplement, as such amount may be adjusted from time to time in accordance with this Agreement.

“Additional Term Facility” has the meaning specified in Section 2.14.

“Additional Term Lender” has the meaning specified in Section 2.14.

“Additional Term Loan” means an advance made by any Additional Term Lender and/or any existing Lender under an Additional Term Facility.

“Additional Term Note” means a promissory note made by the Borrower in favor of an Additional Term Lender and/or existing Lender evidencing Additional Term Loans made by such Lender, substantially in the form of Exhibit B.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Term Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” means Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b)

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and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001) and Canadian Anti-Terrorism and AML Legislation.

“Applicable Percentage” means, in respect of the Term B Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by the principal amount of such Term Lender’s Term B Loans at such time.  The initial Applicable Percentage of each Lender in respect of the Term B Facility is set forth opposite the name of such Lender on Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) 5.00% with respect to Eurodollar Rate Loans and (b) 4.00% with respect to Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assignment Taxes” has the meaning specified in the definition of “Other Taxes.”

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 29, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, in each case as included in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

“Available Loss Proceeds” means the difference of (a) Loss Proceeds received during any fiscal year less (b) the amount of such proceeds that are applied to the repair of the property subject to such loss or to the purchase price of similar replacement property in either case within 120 days of receipt of such Loss Proceeds or, so long as Borrower gives written notice to the Administrative Agent within such 120 day period that it intends to so apply such Loss Proceeds, within 365 of receipt of such Loss Proceeds.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the greater of (x) 2.25% and (y) the Eurodollar Rate for an Interest Period of one month plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate due to a change in the “prime rate” or the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change.  For the purposes of subsection (c) above,

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the Eurodollar Rate shall be determined daily and any change in the Eurodollar Rate shall take effect on the day of such change.

“Base Rate Loan” means a Term B Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, Stamford, Connecticut or New York, New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is a London Banking Day.

“Canadian Anti-Terrorism and AML Legislation” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime Act, the Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.

“Canadian Benefit Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, unit purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees other than statutory employee plans or the Canadian Pension Plans.

“Canadian Dollars” and “Cdn$” mean lawful currency of Canada.

“Canadian Employee” means any employee or former employee of a Canadian Guarantor.

“Canadian Guarantor” means Cenveo Canada and each other Canadian Subsidiary of Holdings that is, or becomes, a Guarantor hereunder.

“Canadian Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Canadian IP Security Agreement Supplement” has the meaning specified in Section 1.03 of the Canadian Security Agreement.

“Canadian Mortgage” means deeds of trust, trust deeds, deeds to secure debt and mortgages (other than leasehold mortgages and leasehold deeds of trust), in form and substance satisfactory to the Administrative Agent (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters, including, as the case may be, for purposes of creating a hypothec) and covering the properties identified to be mortgaged on Schedule 5.08(c) (if any) or otherwise required to be delivered by a Canadian Guarantor pursuant to Section 6.12 (together with any assignments of leases and rents contained therein), in each case, duly executed by the appropriate Canadian Guarantor.

“Canadian Multi-Employer Pension Plan” means any multi-employer pension plan as the term is defined under Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Plan” means any pension plan that is required to be registered under the Income Tax Act (Canada) and contributed to by a Canadian Guarantor for its Canadian Employees, including a pension plan that is subject to the Pension Benefits Act (Ontario) or other Canadian Pension Legislation and includes any Canadian Multi-Employer Pension Plan to which a Canadian Guarantor is required by contract to contribute to for its

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Canadian Employees but does not include the Canada Pension Plan maintained by the Government of Canada or Quebec Pension Plan maintained by the Government of Quebec.

“Canadian Pension Legislation” means the Pension Benefits Act (Ontario), and any Canadian federal, provincial, territorial or local counterparts or equivalents.

“Canadian Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Canadian Security Agreement Supplement” has the meaning specified in Section 1.03 of the Canadian Security Agreement.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or Canada or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America or Canada, as the case may be, is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any nationally-recognized securities dealer or any commercial bank, trust company, savings and loan association or savings bank that (i) (A) is a Lender or (B) is (x) organized under the laws of the United States of America, any state thereof or the District of Columbia, or is organized under the laws of Canada, or any province or territory thereof, or a political subdivision thereof, (y) a U.S. branch of any such institution organized under the laws of any other country that is a member of the OECD, or (z) the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America or any province or territory of Canada and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, and

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(e)           obligations with any Lender, any other bank or trust company described in clause (b) above, or any nationally-recognized securities dealer, in respect of the repurchase of obligations of the type described in clause (a) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender, such other bank or trust company or such securities dealer.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, that is entered into by and between the Borrower and a Cash Management Bank.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement; provided that with respect to any Cash Management Agreement no Person may be a Cash Management Bank (or equivalent term) under both this Agreement and the ABL Credit Agreement, and if eligible to be a Cash Management Bank (or equivalent term) under either such credit agreement, such Person shall be presumed to be a Cash Management Bank (or equivalent term) under the ABL Credit Agreement unless the Borrower otherwise elects in writing to the Administrative Agent.

“Cenveo Canada” means Cenveo McLaren Morris and Todd Company, a Nova Scotia unlimited company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), except the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was

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approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert (excluding the Permitted Holders) shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis representing 35% or more of the combined voting power of such securities; or

(d)           Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower.

“Class” has the meaning specified in Section 2.15(a).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Canadian Security Agreement, the Intellectual Property Security Agreement, the Canadian Intellectual Property Security Agreement, the Mortgages, the Canadian Mortgages, the Account Control Agreements, the Security Agreement Supplements, the Canadian Security Agreement Supplements, the IP Security Agreement Supplements, the Canadian IP Security Agreement Supplements, or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation Award” means all proceeds of any taking of real or personal property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner, or transfer in lieu thereof.

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such Measurement Period:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable and tax contingencies, (iii) depreciation and amortization expense and (iv) all other non-cash items decreasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period), minus (b) the following to the extent added in calculating such Consolidated Net Income for such Measurement Period:  (i) Federal, state, local and foreign income tax credits and tax contingency credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period), and excluding (c) without duplication, the following to the extent included in the calculation of Consolidated Net Income for such Measurement Period:  (i) cash restructuring, integration, impairment and related fees, expenses and charges in an aggregate amount of up to $15,000,000 incurred during any fiscal year (provided, for the avoidance of doubt, that any such amount not incurred during any fiscal year may not be carried over in any succeeding fiscal year), (ii) non-cash restructuring, integration, impairment and related fees,

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expenses and charges, (iii) the results of operations and gain (loss) on the Disposition of non-strategic assets, businesses and discontinued operations, (iv) stock based compensation expense, (v) gain (loss) on the early extinguishment of Indebtedness, (vi) cumulative effect of changes in accounting principles, (vii) non-cash extraordinary gains and non-cash extraordinary losses for such Measurement Period and (viii) other non-cash non-recurring charges and expenses (in each case of or by Holdings and its Subsidiaries for such Measurement Period).  For the purpose of calculating the Financial Covenant, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.  Notwithstanding the foregoing, Consolidated Adjusted EBITDA shall be the amount set forth on Schedule 1.03 for each of the respective periods referenced therein.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) any Consolidated Funded Indebtedness that is secured by a lien upon any real or personal property or other assets of Holdings, the Borrower or any Subsidiary that is not contractually subordinated  with respect to any portion of such property or assets as of such date (including, without limitation, the Term B Facility and Indebtedness under the ABL Credit Agreement) to (b) Consolidated Adjusted EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of (i) all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and (ii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary thereof, and (g) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which Holdings or a Subsidiary thereof  is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary.  For the purpose of calculating the Financial Covenant, Consolidated Funded Indebtedness shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.

“Consolidated Interest Charges” means, at any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest that is treated as “interest” under GAAP that is paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capitalized Leases that is treated as interest expense in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.  For the purpose of calculating the Financial Covenant, Consolidated Interest Charges shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary (other than any Loan Party) during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (b) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary (other than any Loan Party), such Subsidiary is not precluded from further distributing

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such amount as described in clause (a) of this proviso).  For the purpose of calculating the Financial Covenant, Consolidated Net Income shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.

“Consolidated Secured Debt Ratio” has the meaning assigned to such term in the Senior Notes Indenture as in effect on the Second A&R Effective Date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Supplement” has the meaning specified in Section 2.14.

“Cumulative Retained Excess Cash Flow” means the aggregate cumulative amount of Excess Cash Flow for each applicable fiscal period for which Section 2.05(b)(i) has been complied with starting with the fiscal period in which the Unsecured Term Loan Facility is repaid in full that is not (a) required to be applied to prepay Term Loans pursuant to Section 2.05(b)(i) or Section 7.15(i) or (b) applied to prepay the Unsecured Term Loan Facility.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Term B Facility.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) , the Winding-Up Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, any state, province or territory thereof, or of any other applicable jurisdictions, from time to time in effect and affecting the rights of creditors generally (including, as the case may be, applicable corporate statutes).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Period” means, with respect to any Defaulting Lender:

                (i)in the case of any Defaulted Loan, the period commencing on the date the applicable Defaulted Loan was required to be extended to the Borrower under this Agreement and ending on the earlier to occur of the following:  (x) the date on which such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to its Term Commitment); and (y) the date on which the Borrower (so long as no Event of Default has occurred and is continuing) and the Administrative Agent agree (in their sole and absolute discretion) in writing to suspend or terminate the Default Period with respect to the Defaulted Loans such Defaulting Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Defaulted Loans of such Defaulting Lender shall resume immediately following the end of such period);

                (ii)in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent or any other Lender under this Agreement and ending on the earlier to occur of the following:  (x) the date on which (A) such Defaulted Payment has been paid (whether by the funding of such Defaulted Payment by such Defaulting Lender or by the application of any amount pursuant to Section 11.22(a)) to the Administrative Agent or

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such other Lender (or, to the extent that the Borrower was required to pay such Defaulted Payment to any such Person pursuant to the terms of this Agreement, to the Borrower), as applicable, together with  interest thereon for each day from and including the date such Defaulted Payment was required to have been paid by such Defaulting Lender to but excluding the date of payment thereof, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to such payments; and (y) the date on which the Borrower (so long as no Event of Default has occurred and is continuing), the Administrative Agent and any such other Lender agree (in their sole and absolute discretion) in writing to suspend or terminate the Default Period with respect to the Defaulted Payments of such Defaulting Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Defaulted Payments of such Defaulting Lender shall resume immediately following the end of such period); and

                (iii)in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) to exist with respect to such Defaulting Lender (it being understood and agreed that the Administrative Agent shall make such determination promptly after being requested to do so by the Borrower or any Lender), the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier to occur of the following:  (x) the date on which (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) to no longer exist and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation (in form and substance satisfactory to the Borrower and the Administrative Agent) of its intention to honor all of its obligations as a Lender under this Agreement and the other Loan Documents (including, without limitation, its obligations hereunder with respect to its Term Commitment); and (y) such date as the Borrower (so long as no Event of Default has occurred and is continuing) and the Administrative Agent agree (in their sole and absolute discretion) in writing  to suspend or terminate the Default Period with respect to the Distress Event applicable to such Defaulting Lender (provided, that any such suspension shall be in effect only for such period as may be agreed by such Persons, and the Default Period with respect to the Distress Event applicable to such Defaulting Lender shall resume immediately following the end of such period).

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum.

“Defaulted Loan” has the meaning specified in the definition of “Defaulting Lender.”

“Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender.”

“Defaulting Lender” means any Lender (i) that has failed to fund any portion of the Term Loans required to be funded by it hereunder (each such Term Loan, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder, (ii) that has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (each such payment, a “Defaulted Payment”) within three Business Days of the date when due, unless the subject of a good faith dispute, or (iii) as to which a Distress Event has occurred, in each case in clauses (i) and (ii) above, for so long as the applicable Default Period is in effect.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Person (or the granting of any option or other

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right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) a voluntary or involuntary case (or comparable proceeding) has been commenced with respect to such Person under any Debtor Relief Law, (ii) a custodian, conservator, receiver, national receiver, trustee, monitor, liquidator, administrator, interim receiver or similar official has been appointed for such Person or for any substantial part of such Person’s assets, or (iii) such Person has made a general assignment for the benefit of creditors or has otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt; provided, that a Lender shall not be a Distressed Person solely as the result of the acquisition or ownership of an equity interest in such Lender or any Person controlling such Lender or the exercise of control over a Lender or any Person controlling such Lender by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts of the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Distressed Person” has the meaning specified in the definition of “Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount denominated in a currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) pursuant to Sections 1.06 and 1.07.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“ECF Prepayment Period” has the meaning assigned to such term in Section 2.05(b)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions programs.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or the Release into the Environment of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment Loans” means those certain senior unsecured equipment loans owing by Cadmus Journal Services, Inc. (and Guaranteed by the Borrower, as successor to Cadmus Communications Corporation) and set forth on Schedule 7.02 in an aggregate amount not to exceed $1,300,000.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, Holdings or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for

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delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination;

provided that the Eurodollar Rate shall not be less than 1.25% per annum (the “LIBOR Floor”).

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the FRB) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal period of Holdings, the excess (if any) of (a) Consolidated Adjusted EBITDA for such fiscal period minus (b) without duplication, the sum (for such fiscal period) of (i) Consolidated Interest Charges actually paid in cash by Holdings and its Subsidiaries, (ii) principal repayments, to the extent actually made by the Borrower, of Term Loans pursuant to Section 2.05(b)(ii), (iii) or (iv) or Section 2.07, (iii) all income taxes actually paid in cash by Holdings and its Subsidiaries, (iv) Capital Expenditures actually made by Holdings and its Subsidiaries in such fiscal period, (v) Restricted Payments by Holdings, to the extent actually made, permitted by Section 7.06(d), (vi) cash restructuring, integration, impairment and related fees, expenses and charges incurred during such fiscal period and excluded from the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) of the definition thereof, (vii) fees and expenses paid in cash by Holdings and its Subsidiaries during such fiscal period in connection with the Transaction or in connection with the incurrence of any Indebtedness permitted to be incurred pursuant to Section 7.02 (in each case to the extent not deducted in calculating Consolidated Net Income for such fiscal period and, for the avoidance of doubt, not including principal prepayments of Indebtedness as expenses), (viii) all principal repayments and prepayments of Consolidated Funded Indebtedness (other than (A) the Obligations and obligations under the ABL Credit Agreement, (B) any Unsecured Term Loan Facility, and (C) any prepayment, purchase, redemption or defeasance, prior to the maturity date thereof, of the Second Lien Notes, other Indebtedness permitted to be incurred pursuant to Section 7.02(n), the Senior Notes or any unsecured Indebtedness) to the extent not funded with the proceeds of Indebtedness with a maturity of twelve months or longer from the date of incurrence of such Indebtedness, to the extent actually made by Holdings or any Subsidiary, so long as such repayment or prepayment is permitted hereunder, and (ix) to the extent not already deducted in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, all pension contributions and post-employment benefit liabilities actually paid in cash by Holdings and its Subsidiaries during such fiscal period.

“Exchange Rate” means, on any day with respect to any currency other than Dollars, the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for such currency.

“Exchange Rate Date” has the meaning set forth in Section 1.07.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 of this Agreement and Section 5.15 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties)

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at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or by any other jurisdiction in which it is subject to such Taxes as a result of a connection with such jurisdiction unrelated to the Loan Documents, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to Laws in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01(a), (d) any Tax attributable to a failure of a Lender to comply with Section 3.01(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 21, 2010, among the Borrower, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and a syndicate of lenders, as amended, supplemented or otherwise modified from time to time and in effect on the date hereof.

“Extended Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.15, to make Extended Term Loans to the Borrower.

“Extended Term Loans” has the meaning given to such term in Section 2.15(a)(ii).

“Extending Term Lender” has the meaning given to such term in Section 2.15(a)(ii).

“Extension” has the meaning given to such term in Section 2.15(a).

“Extension Amendment” means any amendment entered into pursuant to Section 2.15(c).

“Extension Offer” has the meaning given to such term in Section 2.15(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or other official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS under such provisions).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

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“Fee Letter” means the amended and restated commitment and engagement letter, dated April 2, 2013, among the Borrower, the Administrative Agent and the other parties thereto.

“Financial Covenant” means the covenant set forth in Section 7.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, or, in each case, any successor statute thereto.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any defined benefit plan (within the meaning of Section 3(35) of ERISA), other than any Canadian Benefit Plan or Canadian Pension Plan, established or maintained by Borrower, Holdings or any Subsidiary (other than a Plan or Multiemployer Plan) for the benefit of employees employed outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, local, municipal or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively (a) Holdings, (b) the Subsidiaries listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant

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to Section 6.12 and (c) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (in each case, other than the Borrower) under any Secured Hedge Agreement or any Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party (other than the Borrower) of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, (i) the Guaranty made by Holdings under Article X in favor of the Secured Parties, (ii) the Guaranty made by the Guarantors (other than Cenveo Canada) in favor of the Secured Parties, substantially in the form of Exhibit E-1, and (iii) the Canadian Guaranty made by Cenveo Canada and each other Canadian Subsidiary of the Borrower in favor of the Secured Parties, substantially in the form of Exhibit E-2, in each case, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances, pollutants, contaminants or wastes of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement; provided that, with respect to any Secured Hedge Agreement no Person may be a Hedge Bank (or equivalent term) under both this Agreement and the ABL Credit Agreement and if eligible to be a Hedge Bank (or equivalent term) under either such credit agreement, such Person shall be presumed to be a Hedge Bank (or equivalent term) under the ABL Credit Agreement unless the Borrower otherwise elects in writing to the Administrative Agent.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any Affiliate of such Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligations of any Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof due and payable by such Person as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any casualty or other loss, damage or destruction of any real or personal property of Holdings or its Subsidiaries.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 5, 2010, as amended, among the Loan Parties, Bank of America, as First Lien Administrative Agent, Bank of America, as control agent, and the Second Lien Indenture Trustee.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each January, April, July and October and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or any other period of twelve months or less if requested by the Borrower and agreed to by all relevant Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Holdings’ and its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (C) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in Section 1.03 of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement executed and delivered in accordance with the provisions of Section 6.12, substantially in the form of Exhibit J hereto.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means Bank of America, N.A., Macquarie Capital (USA) Inc. and Barclays Bank PLC, each in their respective capacity as joint lead arranger and joint book manager.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), trust (constructive, deemed, statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Intercreditor Agreement, (f) the Fee Letter, (g) each Secured Hedge Agreement, (h) each Cash Management Agreement, (i) each Joinder Agreement, (j) the ABL Intercreditor Agreement and (k) all other documents and agreements executed and delivered in connection with the Obligations hereunder.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a).  Each Loan Notice, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loss Proceeds” means the sum of (a) all Insurance Proceeds and (b) all Condemnation Awards, and payments in lieu thereof.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

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“Material Contract” means, with respect to any Loan Party, each contract or agreement listed on Schedule 1.02 hereto and each other contract or agreement entered into after the Second A&R Effective Date by any Loan Party the breach or termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means February 13, 2017, as such date may be extended from time to time (A) under Section 2.07 or (B) with respect to any Extended Term Loans pursuant to Section 2.15; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Cap Ex Amount” has the meaning specified in Section 7.12.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 6.20(a)(i).

“Mortgage Policies” has the meaning specified in Section 6.20(c)(i).

“Mortgaged Property” means each parcel of real (immovable) property (together with all improvements, immovables and fixtures thereon and rights appurtenant thereto) required to be encumbered by a Mortgage or Canadian Mortgage pursuant to Sections 6.12 or 6.20 hereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, Holdings or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the issuance of any Equity Interests or the incurrence or issuance of any Indebtedness, in each case by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Operating Subsidiary” means any non-operating, inactive Subsidiary with assets having a net book value of less than $100,000.

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“Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term B Loans made by such Term Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in the definition of “Embargoed Person.”

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association and articles of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court, filing, recording, intangible or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but shall not include Taxes imposed as a result of a transfer by a Lender or a Participant of any interest in a Loan Document (“Assignment Taxes”), other than Assignment Taxes imposed in respect of a transfer pursuant to Section 11.13(a), if such Assignment Taxes are imposed as a result of a connection between the assignor or assignee and the taxing jurisdiction that is unrelated to the Loan Documents.

“Outstanding Amount” means, with respect to all Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Event” means, solely with respect to a Canadian Pension Plan that contains a defined benefit provision, (a) the whole or partial withdrawal of a Canadian Guarantor from participation in a Canadian Pension Plan that is a Canadian Multi-Employer Pension Plan registered in Quebec during a plan year; or (b) the filing of a notice of proposal to terminate a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination; or (c) the issuance of a notice of proposal by any Governmental Authority to terminate or to appoint an administrator or like body appointed to administer a Canadian Pension Plan that is not a Canadian Multi-Employer Pension Plan; or (d) any other event or condition which constitutes grounds for the termination of any Canadian Pension Plan, to the extent any relevant Governmental Authority has so notified a Loan Party, unless such

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grounds are being contested by a Canadian Guarantor or any of its Subsidiaries in good faith or (e) except for any Canadian Pension Plan that is a Canadian Multi-Employer Pension Plan or any successor thereto, the establishment or participation by a Canadian Guarantor in a defined benefit pension plan on or after the Second A&R Effective Date.

 “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, Holdings or any ERISA Affiliate or to which the Borrower, Holdings or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning given such term in Section 1.03 of the Security Agreement or the Canadian Security Agreement, as applicable.

“Permitted Encumbrances” has the meaning (if any) specified in the Mortgages and includes any Liens on any real property interests of any Loan Party permitted to be created, incurred or assumed, or otherwise permitted to exist, pursuant to the terms of any Mortgage.

“Permitted Holders” means Robert G. Burton, Sr., his immediate family and their heirs and estates and any Person (other than a natural Person and Holdings and its Subsidiaries) that is wholly-owned or otherwise directly Controlled by any of the foregoing, including, without limitation, Burton Capital Management, LLC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than any Canadian Benefit Plan, Canadian Pension Plan, Canadian Multi-Employer Pension Plan, Multiemployer Plan or Foreign Plan, established or maintained by the Borrower, Holdings or any Subsidiary.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 2.01 of the Security Agreement or the Canadian Security Agreement, as applicable.

“Pledged Equity” has the meaning specified in Section 2.01 of the Security Agreement or the Canadian Security Agreement, as applicable.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Administrative Agent’s Lien on any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Prepayment Account” has the meaning specified in Section 2.05(c).

“Pro Forma Adjustment Compliance Certificate” means a certificate substantially in the form of Exhibit K.

“Pro Forma Basis” has the meaning specified in Section 1.03.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act

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and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

 “Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Related Documents” means (a) the Second Lien Notes Documents, (b) the Unsecured Term Loan Facility Documents, (c) the ABL Documents and (d) all Material Contracts.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means (a) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term B Facility (i) having an “effective” yield for the respective Type of such Indebtedness that is less than the “effective” yield for Term B Loans of such Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or “original issue discount,” in each case, shared with all lenders or holders of such Indebtedness or Term B Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term B Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate, the Base Rate or any comparable rate), and (ii) the proceeds of which are used to prepay or replace, in whole or in part, the outstanding principal of Term B Loans or (b) any amendment, supplement, waiver or other modification to this Agreement that results in an effective reduction in the Applicable Rate for Term B Loans (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices).  Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Term B Loans absent manifest error.

“Required Lenders” means, as of any date of determination, Lenders holding without duplication more than 50% of the Outstanding Amount and unused Term Commitments; provided that the portion of the Outstanding Amount and unused Term Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or

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the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Canadian Government.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second A&R Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Second Lien Indenture Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Second Lien Notes Indenture.

“Second Lien Note Proceeds” means the Net Cash Proceeds of any Indebtedness issued at any time and from time to time under the Second Lien Notes Documents.

“Second Lien Notes” means the Senior Second Lien Notes due 2018 issued pursuant to the Second Lien Notes Documents.

“Second Lien Notes Documents” means the Second Lien Notes Indenture, the Second Lien Notes and all other agreements, instruments and other documents pursuant to which the Second Lien Notes have been or will be issued or otherwise setting forth the terms of the Second Lien Notes.

“Second Lien Notes Indenture” means the Indenture, dated as of February 5, 2010, by and among the Borrower, the guarantors party thereto and the Second Lien Indenture Trustee.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 1.03 of the Security Agreement.

“Senior Notes” means the (i) 11.5% Senior Notes due 2017 issued pursuant to the Senior Notes Indenture and (ii) 7.0% Exchangeable Senior Notes due 2017 issued pursuant to the Senior Exchangeable Notes Indenture.

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“Senior Notes Documents” means the Senior Notes Indenture, the Senior Exchangeable Notes Indenture, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.

“Senior Notes Indenture” means the Indenture, dated as of March 28, 2012, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, which provides for the issuance of the Borrower’s 11.5% Senior Notes due 2017.

“Senior Exchangeable Notes Indenture” means the Indenture, dated as of March 28, 2012, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, which provides for the issuance of the Borrower’s 7.0% Exchangeable Senior Notes due 2017.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, and (f) as regards the Canadian Guarantors, none is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11 of this Agreement and Section 5.15 of the Guaranty).

“Spot Rate” means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s principal foreign exchange trading office for the first currency as of the end of the preceding Business Day.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master

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agreement governing any transaction described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Status Certificate” has the meaning set forth in Section 3.01(e).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Facility” means, at any time, the aggregate principal amount of the Term B Loans of all Term Lenders outstanding at such time.

“Term B Loan” means an advance made by any Term Lender under the Term B Facility.  As of the Second A&R Effective Date, there are $360,000,000 of Term B Loans outstanding.

“Term Commitment” means, as to each Term Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.14 or otherwise adjusted from time to time in accordance with this Agreement.

“Term Facility” means the Term B Facility or an Additional Term Facility.

“Term Facility Increase Effective Date” has the meaning specified in Section 2.14(c).

“Term Facility Increase Notice” has the meaning specified in Section 2.14(a).

“Term Lender” means, at any time, any Lender that holds Term B Loans or a Term Commitment at such time.

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“Term Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term B Loan.

“Threshold Amount” means $35,000,000.

“Trade Date” has the meaning specified in Section 11.06(b)(i)(B).

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unsecured Term Loan Facility” means that certain unsecured Credit Agreement, dated as of January 18, 2013, among the Borrower, Holdings, as a guarantor, Macquarie US Trading LLC, as administrative agent, and the lenders named therein and from time to time party thereto, together with any refinancing, refunding, renewal or extension thereof pursuant to Section 7.02(m).

“Unsecured Term Loan Facility Documents” means the Unsecured Term Loan Facility and all other agreements, instruments and other documents executed in connection therewith.

“USA PATRIOT Act” has the meaning specified in the definition of “Anti-Terrorism Laws.”

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles,

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Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           The Borrower has a fiscal year and fiscal quarters not ending on the calendar year and calendar quarter, respectively.  For the avoidance of doubt for so long as such situation exists, when interpreting any provision of this Agreement relating to a fiscal year or fiscal quarter or period ended at or as of the end of a fiscal year or fiscal quarter, including, without limitation, the financial covenant set forth in Section 7.11, any reference to such a period shall be deemed to refer to the Borrower’s fiscal quarter or year ended nearest the given date.  In addition, any reference to a fiscal quarter of the Borrower contained in Section 7.11 (e.g., “Q3 2010”) shall be deemed to refer to the specified fiscal quarter of the specified fiscal year (e.g., in the case of Q3 2010, such reference shall mean the third fiscal quarter of the Borrower’s 2010 fiscal year).

1.03 Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations.  Notwithstanding anything herein to the contrary, any calculation of the Financial Covenant for any Measurement Period during which an Acquisition or Disposition shall have occurred (or shall be deemed to have occurred for the purposes described in clause (ii) of this Section 1.03(c)) shall each be made on a Pro Forma Basis for purposes of making the following determinations:

(i) determining compliance with the Financial Covenant (other than whether the conditions precedent for a proposed transaction have been satisfied as contemplated by clause (ii) of this Section 1.03(c));

(ii) determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Default will result from the consummation

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thereof, including, without limitation, any Disposition or any Investment which results in an Acquisition; and

(iii) determining whether a mandatory prepayment is required to be made by the Borrower pursuant to Section 2.05(b)(i) or (iv).

Any calculation made on a Pro Forma Basis or to determine pro forma compliance with any Financial Covenant or financial ratio shall similarly count any other Acquisition or Disposition consummated and any other Indebtedness and related interest expense otherwise incurred or repaid after the latest Measurement Period and prior to the calculation date.  Any time this Agreement requires pro forma compliance with any Financial Covenant or financial ratio, such compliance shall be demonstrated by a certified calculation of such pro forma compliance provided by the Borrower to the Administrative Agent.

“Pro Forma Basis” means, for purposes of calculating any financial ratio (including the Consolidated Leverage Ratio, the Consolidated Secured Debt Ratio and the Consolidated First Lien Leverage Ratio) or financial amount for any Measurement Period for any of the purposes specified in this Section 1.03(c), and with respect to each proposed Acquisition or Disposition and each such transaction actually consummated in such Measurement Period, that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions:  (a) each such transaction shall be deemed to have occurred on the first day of such Measurement Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Measurement Period; (c) any Indebtedness to be incurred by any Person in connection with the consummation of any such transaction will be assumed to have been incurred on the first day of such Measurement Period; (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of such Measurement Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (e) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Measurement Period that was or is to be refinanced with proceeds of a transaction assumed to have been incurred as of the first day of the Measurement Period will be excluded from such calculations (and to the extent not already excluded pursuant to clause (a) or (b) above, the principal amount of such Indebtedness shall be excluded).  “Pro Forma Basis” may also include such adjustments for expected cost savings in connection with an Acquisition or Disposition as forecasted by the Borrower to occur within twelve months after such Acquisition or Disposition in a reasonable manner with appropriate supporting documentation and representations by management, reasonably satisfactory to the Administrative Agent; provided, that, (i) “Pro Forma Basis” shall not include any expected cost savings arising from (A) any Acquisition of property by any Loan Party or any of its Subsidiaries from any Affiliate thereof or (B) any Disposition of any Property by any Loan Party or any of its Subsidiaries to any Affiliate thereof, and (ii) prior to taking into account any such expected cost savings in calculating any financial ratio or financial amount pursuant to this paragraph, the Borrower shall deliver to the Administrative Agent a Pro Forma Adjustment Compliance Certificate; provided, further, that the aggregate amount of such adjustments for expected cost savings during any Measurement Period (excluding cost savings arising from an Acquisition with respect to which at least 85% of the purchase price is financed with Equity) shall not exceed 15.0% of Consolidated Adjusted EBITDA for such Measurement Period.

(d) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities:  an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally.

Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars to the extent necessary to give effect to the intent, where applicable, that this Agreement apply to Canadian Guarantors, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars.  Unless expressly provided otherwise, all references in the Loan Documents to Term Loans, Obligations, Term Commitments and other amounts shall be denominated in Dollars.  The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by the Administrative Agent at its discretion, based on the current Spot Rate.  The Borrower shall, unless expressly provided otherwise herein, shall deliver financial statements and calculate financial covenants in Dollars.

1.07 Currency Fluctuations.

On such dates determined by the Administrative Agent (the “Exchange Rate Date”), the Administrative Agent shall determine the Exchange Rate as of such date.  The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

1.08 Interpretation (Quebec).

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “easement” shall be deemed to include “servitude,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan” and (r) “fee simple title” shall be deemed to include “absolute ownership.”  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

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ARTICLE II

THE TERM COMMITMENTS AND BORROWINGS

2.01 The Term Loans.

(a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Second A&R Effective Date in an amount not to exceed such Term Lender’s Term Commitment.  Such Borrowing shall consist of Term B Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b) The Borrower, the Administrative Agent and the applicable Lenders and Additional Term Lenders may establish and provide for Additional Term Facilities hereunder, or an increase in any existing Term Facility, in each case pursuant to the terms of one or more Credit Agreement Supplements in accordance with Section 2.14.  Amounts borrowed under this Section 2.01(b) and the applicable Credit Agreement Supplement and repaid or prepaid may not be reborrowed.  Additional Term Loans, and any other Term Loans made pursuant to this Section 2.01(b) may be Base Rate Loans or Eurodollar Rate Loans as further provided in the applicable Credit Agreement Supplement.

2.02 Borrowings, Conversions and Continuations of Term Loans.

(a) Borrowings, Conversions and Continuations Generally.  Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 Noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice must be received by the Administrative Agent not later than 12:00 Noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is agreed to by all of them, and (B) not later than 12:00 Noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is agreed to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Term Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(b) Notice to Lenders and Funding of Borrowings.  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Term B Facility of the Term B Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  Each Term Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 PM on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower on such Business Day in like funds as received by the Administrative Agent, either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Notice of Interest Rate.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans promptly upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) Interest Periods.  After giving effect to all Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Term B Facility.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty except as provided in clause (d) below; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 Noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in the case of each of the foregoing clauses (B) and (C), if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Term B Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments of the Term B Facility on a pro rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term B Facility.

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(b) Mandatory.

               (i)Excess Cash Flow.  For (A) each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2013, or (B) at the option of the Borrower (in its sole discretion), each fiscal year of the Borrower, commencing with the fiscal year ending December 28, 2013, if, on or before the last day of any such fiscal year, all obligations of the Borrower under the Unsecured Term Loan Facility have been repaid in full (after giving effect to any repayments or prepayments of such obligations on such last day), no more than five Business Days after financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), as applicable, and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) for such fiscal period (such five Business Day period including, for the avoidance of doubt, the final Business Day thereof being referred to herein as the “ECF Prepayment Period”), the Borrower shall prepay an aggregate principal amount of Term Loans equal to the excess (if any) of (1) (x) if the Consolidated Leverage Ratio as of the last day of such fiscal period is greater than or equal to 3.00 to 1.00, 50% of Excess Cash Flow for such fiscal period and (y) if the Consolidated Leverage Ratio as of the last day of such fiscal period is less than 3.00 to 1.00, 25% of Excess Cash Flow for such fiscal period over (2) the sum of (x) the aggregate principal amount of Term Loans prepaid during such fiscal period pursuant to Section 2.05(a) other than prepayments funded with the proceeds of Indebtedness with a maturity of twelve months or longer from the date of incurrence of such Indebtedness, plus (y) the aggregate principal amount of the initial Unsecured Term Loan Facility prepaid, purchased, redeemed, exchanged or redeemed (I) during such fiscal period or (II) during the ECF Prepayment Period in the case of any mandatory prepayment made in respect of excess cash flow under the initial Unsecured Term Loan Facility calculated with respect to such fiscal period (without double counting), in each case solely to the extent allowed pursuant to Section 7.15(k), other than prepayments funded with the proceeds of Indebtedness with a maturity of twelve months or longer from the date of incurrence of such Indebtedness, plus (z) in respect of any prepayment made in respect of any fiscal year pursuant to clause (B) above, the aggregate amount of any prepayments made pursuant to clause (A) above in respect of any fiscal quarters ending during such fiscal year.

               (ii)Dispositions.  If any Loan Party or any of its Subsidiaries Disposes of any property (including the sale of any Equity Interests owned by Subsidiaries of Holdings but excluding any Disposition of any property permitted by Section 7.05(a) through (g)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within two (2) Business Days of receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent no more than two (2) Business Days after the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(ii).

               (iii)Loss Proceeds.  Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a), the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of the excess (if any) of (A) Available Loss Proceeds for the immediately preceding fiscal year, less (B) the amount of any voluntary prepayments of the Term Loans during such prior fiscal year; provided, however, that, notwithstanding the forgoing, within two (2) Business Days of receipt of Loss Proceeds from any single casualty or taking, or series of related casualties or takings, in excess of the Threshold Amount, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of such Loss Proceeds.

               (iv)Debt and Equity Issuances.  (A)  Except as otherwise provided with respect to Second Lien Note Proceeds in clause (B) below, upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than (1) permitted Acquisition Debt, (2) other Indebtedness expressly permitted to be incurred or issued pursuant to Sections 7.02(a) through (i) and Sections 7.02(k) through (m) and (3) Indebtedness incurred pursuant to Section 7.02(j) the proceeds of which are substantially contemporaneously applied to refinance other Indebtedness in accordance with this Agreement), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that with respect to Indebtedness incurred in accordance with Section 7.02, if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis based on the most recently delivered

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Compliance Certificate and financial statements delivered pursuant to Section 6.01(a) or (b)) is less than or equal to 3.50 to 1.0, no prepayment under this Section 2.05(b)(iv)(A) shall be required.

(B)           Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness under the Second Lien Notes Documents at any time after the Second A&R Effective Date (other than Acquisition Debt permitted under Section 7.02), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Second Lien Note Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis based on the most recently delivered Compliance Certificate and financial statements delivered pursuant to Section 6.01(a) or (b)) is less than or equal to 3.50 to 1.0, no prepayment under this Section 2.05(b)(iv)(B) shall be required.

(C)           Upon the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests (other than any Equity Interests issued to any Loan Party or any of its Subsidiaries) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 50% of such Net Cash Proceeds (the “Equity Issuance Prepayment Amount”) within two (2) Business Days of receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized in connection with an issuance of Equity Interests described in this Section 2.05(b)(iv)(C), at the election of the Borrower (as notified by the Borrower to the Administrative Agent no more than two (2) Business Days after the date of such issuance), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may utilize all or any portion of such Equity Issuance Prepayment Amount to make one or more Acquisitions permitted under Section 7.03(h) (including, without limitation, by contributing such Equity Issuance Prepayment Amount to one or more of its Subsidiaries so that such Subsidiaries may make such Acquisitions) so long as within 90 days after the receipt of such Net Cash Proceeds, such Acquisitions shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that (x) immediately upon the occurrence of an Event of Default under any of Sections 8.01(a), (e), (f) or (g), (y) no more than ten (10) Business Days after the occurrence of any Event of Default not otherwise described in the foregoing clause (x) (unless such Event of Default has been waived in accordance with Section 11.01), or (z) immediately upon the lapse of such 90-day period, as the case may be, the portion (if any) of the Equity Issuance Prepayment Amount that have not then been applied to make such Acquisition or Acquisitions shall be applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(iv)(C).

               (v)Application of Prepayments Generally.  Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied ratably to the remaining principal repayment installments of the Term B Facility on a pro rata basis.

(c) Prepayment Accounts.  Amounts to be applied as provided in clause (b) above to the prepayment of Term Loans shall be applied first to reduce outstanding Base Rate Loans.  Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Rate Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for such Eurodollar Rate Loans.  The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay Eurodollar Rate Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Eurodollar Rate Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted.  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this clause (c).  The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Rate Loans to be prepaid; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent.  The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Rate Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant hereto.  Other than any interest

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or profits earned on such investments, the Prepayment Accounts shall not bear interest.  Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account and, so long as no Event of Default has occurred and is continuing, shall be paid by the Administrative Agent to the Borrower at the end of each fiscal quarter.  If the maturity of the Term Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, apply such funds to satisfy any of the Obligations.  The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established to secure the Obligations.

(d) Prepayment Premium.  At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is one year after the Second A&R Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with outstanding Term B Loans which are repaid, prepaid or amended pursuant to such Repricing Transaction (including each Term Lender that withholds its consent (to the extent such consent is required) to such Repricing Transaction and is replaced pursuant to Section 11.01(c)), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Term B Loans prepaid (or replaced) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Term B Loans outstanding on such date that are subject to an effective reduction of the Applicable Rate pursuant to such Repricing Transaction.  Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

2.06 Termination or Reduction of Term Commitments.

The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing.

2.07 Repayment of Term Loans.

(a) The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term B Loans in quarterly installments in the amount of $900,000 (which amount represents 0.25% of the outstanding aggregate principal amount of all Term B Loans on the Second A&R Effective Date) on the twenty-first day (provided that to the extent the twenty-first day is not a Business Day, such installment shall be made on the first Business Day following the twenty-first day) of each March, June, September and December (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) beginning June 21, 2013.

(b) The Borrower shall repay to the Term Lenders on the Maturity Date the aggregate principal amount of all Term B Loans outstanding on such date; provided that if (i) prior to January 14, 2017 the Borrower purchases, redeems, defeases or otherwise refinances its 11.50% Senior Notes due 2017, such that no more than $10 million of such Senior Notes remain outstanding, with cash on hand and/or indebtedness maturing July 16, 2020 or later (the “Senior Notes Refinancing”), the Borrower may elect in its sole discretion (without, for the avoidance of doubt, any other conditions or consent requirements) to extend the Maturity Date to November 2, 2017, by written notice to the Administrative Agent prior to January 14, 2017 and (ii) if prior to October 3, 2017, the Borrower has affected the Senior Notes Refinancing and purchases, redeems, defeases or otherwise refinances its Second Lien Notes, such that no more than $10 million of the Second Lien Notes remain outstanding, with cash on hand and/or indebtedness maturing July 16, 2020 or later, the Borrower may elect in its sole discretion (without, for the avoidance of doubt, any other conditions or consent requirements) to extend the Maturity Date (including as it may have already been extended) to April 16, 2020 by written notice to the Administrative Agent prior to October 3, 2017.

2.08 Interest.

(a) Interest Rates.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan

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shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Default Rate.

               (i)If any amount of principal of any Term Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the interest rate otherwise applicable to such Term Loan pursuant to clause (i) or (ii), as applicable, of subsection (a) above plus 2% per annum.

               (ii)If any amount (other than principal of any Term Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

               (iii)Without duplication of any interest payable pursuant to clauses (i) and (ii) above, while any Event of Default exists under Section 8.01(a), or upon the request of the Required Lenders while any Event of Default exists under any other provision of Section 8.01, the Borrower shall pay interest (A) on the principal amount of any Term Loan at a fluctuating interest rate per annum at all times equal to the interest rate otherwise applicable to such Term Loan pursuant to clause (i) or (ii), as applicable, of subsection (a) above plus 2% per annum and (b) on the principal amount of all other outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate, in each case to the fullest extent permitted by applicable Laws.

               (iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Date.  Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) On the Second A&R Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Term Lenders, upfront fees in an amount equal to 0.50% of the aggregate principal amount of the Term B Loans made on the Second A&R Effective Date.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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2.11 Evidence of Debt.

The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Loan Parties hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Term B Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Presumptions by the Administrative Agent.

               (i)Funding by Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period up to the amount paid by such Lender.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

               (ii)Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders

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hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Term Loans to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Term Loans or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loans or to make its payment under Section 11.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Term B Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term B Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term B Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Term B Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term B Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term B Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under (a) or (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of

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Obligations in respect of the Term B Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Term Facility.

(a) Borrower Request.  The Borrower may, by written notice to the Administrative Agent (which shall promptly notify all Lenders) (a “Term Facility Increase Notice”), from time to time request one or more increases in any Term Facility hereunder, which increases may consist of (i) one or more increases to the existing Term B Facility, (ii) the establishment of one or more additional Term Facilities in accordance with the terms hereof (each an “Additional Term Facility”), and (iii) one or more increases to any such Additional Term Facilities; provided that (x) each such requested increase in any Term Facility or any Additional Term Facility hereunder shall be in a principal amount of not less than $15,000,000, (y) the Borrower may make a maximum of five such requests pursuant to this Section 2.14 and (z) the aggregate principal amount of all such increases and Additional Term Facilities hereunder shall be subject to the limitation set forth in Section 2.14(g); provided, further, that, each such requested increase shall be made no later than one year prior to the Maturity Date for the Term B Facility.

(b) Notification by Administrative Agent; Additional Term Lenders.  The Borrower may invite the Lenders to participate in any Additional Term Facility or any increase in any existing Term Facility or, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement substantially in the form of Exhibit L hereto (each an “Additional Term Lender”).

(c) Credit Agreement Supplement.  Each Additional Term Facility and each increase in any existing Term Facility shall be established and effected (including the final allocation of Term Commitments thereunder) by a supplement to this Agreement (each a “Credit Agreement Supplement”) executed by the Borrower, the Administrative Agent, each existing Lender which has agreed to increase its Term Commitments or provide an Additional Term Commitment and any Additional Lender.  Each Credit Agreement Supplement establishing an Additional Term Facility shall set forth the terms and conditions for the Term Loans under such Additional Term Facility, subject to Section 2.14(f).  Each Credit Agreement Supplement establishing any Additional Term Facility or increasing any existing Term Facility shall become effective (the “Term Facility Increase Effective Date”) upon the satisfaction of the conditions precedent to such effectiveness as therein provided, which conditions precedent shall in any case include those specified in Section 2.14(e), unless the conditions precedent specified in Section 2.14(e) are waived (before giving effect to any such Credit Agreement Supplement) with the consent of the Required Lenders.  Each Credit Agreement Supplement may, without the consent of the Required Lenders or any other Lender, effect such technical amendments to this Agreement as may be appropriate in the opinion of the Administrative Agent to effect the provisions of this Section 2.14; provided, however, that any such amendments (i) shall not amend the definition of “Required Lenders,” any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder or Section 2.13, except as provided in Section 11.01 and (ii) otherwise shall not amend or modify any material rights and obligations of the non-consenting Lenders.

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(d) Amortization.  As of each Term Facility Increase Effective Date, the amortization terms for the Term Loans set forth in Section 2.07(a) or in any existing Credit Agreement Supplement shall be amended to increase the then-remaining unpaid installments of principal outstanding under the applicable Term Facility by an aggregate amount equal to the increase in such existing Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the applicable Term Facility Increase Effective Date.  Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e) Conditions to Effectiveness.  The establishment of any Additional Term Facility and any increase in any existing Term Facility pursuant to a Credit Agreement Supplement shall become effective subject to the satisfaction of the conditions precedent in such Credit Agreement Supplement and the following conditions precedent:

(i) each of the conditions set forth in Sections 4.02(a) and (b) shall be satisfied (provided, for the avoidance of doubt that the conditions set forth in Section 4.02(c) must be satisfied before any applicable Borrowing under the Term Facility or such Additional Term Facility);

(ii) no Default shall have occurred and be continuing or would result from the Borrowings to be made on any Term Facility Increase Effective Date; and

(iii) after giving effect to the Term Borrowings to be made on the applicable Term Facility Increase Effective Date, (A) the Borrower shall be in compliance with the covenant set forth in Section 7.11 on a Pro Forma Basis and (B) the sum of (x) the Outstanding Amount and (y) the principal amount of commitments under the ABL Credit Agreement shall not exceed the Maximum First Lien Principal Indebtedness (as defined in the Intercreditor Agreement).

(f) Terms of Increased Term Facilities or Additional Term Loans.  The terms of Term Loans under any Additional Term Facility or under any increase in any existing Term Facility established or effected by a Credit Agreement Supplement shall be as follows unless otherwise agreed to by (x) in the case of any such Additional Term Facility, the Required Lenders, and (y) in the case of any increase in any existing Term Facility, all the Term Lenders providing Term Loans under such Term Facility, in each case, before giving effect to such Credit Agreement Supplement:

(i) Increased Term Commitments.  The terms and provisions of Term Loans made pursuant to any increase to an existing Term Facility shall be identical to such existing Term Facility other than with respect to Maturity Date and Applicable Rate, as set forth in Section 2.14(f)(ii) and 2.14(f)(iii) below.

(ii) Terms of Additional Term Facilities.  The terms and provisions of any Term Loans made pursuant to any Additional Term Facility shall include the following:

(A) the Borrower shall repay to the Lenders under an Additional Term Facility the aggregate principal amount of such Additional Term Loans (the “Initial Outstanding Amount”) on such dates and in such amounts as are set forth in the applicable Credit Agreement Supplement for such Additional Term Facility, provided that in no event shall the annual amortization for any period prior to the Maturity Date for the Additional Term Facility be based upon annual amounts equal to more than 1% of such Initial Outstanding Amount;

(B) the Maturity Date of any Term Loans under an Additional Term Facility shall not be earlier than the Maturity Date for Term B Loans;

(C) such Additional Term Facility shall be subject to Section 2.05 and shall not include any other mandatory or voluntary prepayment provisions (otherwise, such Additional Term Facility shall not contain different or additional covenants or financial covenants that are more restrictive than the covenants herein unless this Agreement is amended to include such

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additional covenants or financial covenants with the consent of the applicable Lenders required to approve such amendment or amendments in accordance with Section 11.01); and

(D) the weighted average life to maturity of any Additional Term Facility shall be no shorter than the weighted average life to maturity of the Term B Facility.

(iii) No More Favorable Terms.  Any Additional Term Facility shall be treated no more favorably than the existing Term Facilities with respect to Applicable Rates provisions, and if the yield on any Additional Term Loans with respect to any Additional Term Facility is higher than the yield for any existing Term Facility by more than 50 basis points, as reasonably determined by the Administrative Agent, the Applicable Rate for each existing Term Facility automatically shall increase to such higher rate as the Administrative Agent reasonably determines shall increase the yield of each such existing Term Facility to the extent necessary so that the yield of such Additional Term Facility upon the effective date of such Additional Term Facility is not greater than the yield of each such existing Term Facility by more than 50 basis points; provided that in determining the yield applicable to the existing Term Facility and the Additional Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term B Facility or the Additional Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) of the Additional Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for the Additional Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term B Facility, the difference between such floor for the Additional Term Facility and the Term B Facility shall be equated to an increase in the Applicable Rates for such Additional Term Facility for purposes of this proviso.

(g) Maximum Amount.  Notwithstanding the foregoing provisions of Section 2.01, this Section 2.14 or any other provision contained herein, the aggregate principal amount of all increases in the Term Facilities and/or establishment of Additional Term Facilities pursuant to this Section 2.14 at any time from time to time following the Second A&R Effective Date, shall not in the aggregate exceed an amount equal to (x) $200,000,000 minus (y) the amount of commitments then in effect (or, if the commitments are no longer in effect, the amount of loans outstanding) under the ABL Credit Agreement or any permitted refinancing thereof; provided further, however, that notwithstanding the foregoing clause the Borrower and its Subsidiaries may incur increases in the Term Facilities and/or establishment of Additional Term Facilities pursuant to this Section 2.14 so long as (A) immediately after giving effect to the incurrence of such Indebtedness, Holdings and its Subsidiaries shall have a Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, less than 2.25 to 1.0 and (B) the proceeds thereof shall be used solely to finance all or a portion of the purchase price of any Acquisition permitted under Section 7.03 and related fees, costs and expenses.

(h) Equal and Ratable Benefit.  All the Term Facilities established or increased pursuant to this Section 2.14 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and the security interests created by the Collateral Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Additional Term Facility or the effectiveness of any increase to the existing Term Facilities.

(i) Conflicting Provisions.  Except as otherwise expressly provided herein, this Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term

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Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time offer to extend the maturity date for any Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans as so extended, as well as the original Term Loans (not so extended), being a “Class”; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extension;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer;

(iii) the final maturity date for any Extended Term Loans shall be no earlier than the then latest Maturity Date for Term Loans hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.07 for periods prior to the applicable Maturity Date may not be increased;

(iv) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans extended thereby;

(v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) in respect of which applicable Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term Loans of the applicable Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer;

(vii) all documentation in respect of such Extension shall be consistent with the foregoing,

(viii) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall deliver to the Administrative Agent a certificate of an authorized officer of each Loan Party dated the applicable date of the Extension and executed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Extension and (y) the conditions set forth in Section 4.02(a) and (b) shall be satisfied (with all references in such Section to any Borrowing being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Responsible Officer of the Borrower; and

(ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) the Extension Offer shall contain a condition to consummating the Extension (which may be waived by the Borrower in its sole discretion) that at least 50% of Term Loans of any or all applicable Classes be tendered, unless

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another amount is agreed to by the Administrative Agent in its sole discretion (a “Minimum Extension Condition”).  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.  Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to provide any Extended Term Loans unless it so agrees.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15 and without the consent of any other party.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage or Canadian Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the applicable withholding agent shall be required by applicable law to deduct any Taxes in respect of such payments, then (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower and Holdings.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes with respect to amounts payable under the Loan Documents or any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower, Holdings or any other Loan Party, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower, Holdings, such other Loan Party and the Administrative Agent, at the time or times reasonably requested by the Borrower, Holdings, such other Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, or reasonably requested by the Borrower, Holdings, such other Loan Party or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower, Holdings, any other Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings, such other Loan Party or the Administrative Agent as will enable the Borrower, Holdings, such other Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Lender shall, whenever a lapse in time or change in circumstances renders any documentation (including any specific documentation required below in this Section 3.01(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower, Holdings, such other Loan Party and the Administrative Agent updated or other appropriate documentation or promptly notify the Borrower, Holdings, such other Loan Party and the Administrative Agent of its legal ineligibility to do so..

Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit M (a “Tax Status Certificate”) to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and that no interest payments will be considered effectively connected income and (B) duly completed copies of  Internal Revenue Service Form W-8BEN,

(iv) where such Foreign Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on the beneficial owner(s) behalf)), and/or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

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If a payment made to a Foreign Lender or the Administrative Agent hereunder or under any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent (as the case may be) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or in any agreement or request entered into or issued pursuant to such Sections), such Lender or the Administrative Agent (as the case may be) shall deliver to the Borrower, Holdings and (in the case of such Lender) to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, Holdings or the Administrative Agent, such documentation, certifications or other information prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation, certifications or other information reasonably requested by the Borrower, Holdings or the Administrative Agent as may be necessary for the Borrower, Holdings or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent (as the case may be) has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party, or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with

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respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of Taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 and any Excluded Tax); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

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(e) Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities,” as defined in Regulation D of the FRB), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender together with a schedule containing a reasonably detailed explanation and calculation thereof; and provided, further, that such additional interest shall not exceed an amount based upon an interest rate per annum equal to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Borrowing.

The obligation of each Lender to make the initial Borrowing hereunder available to the Borrower is subject to satisfaction of the following conditions precedent:

(a)           Documents, Certificates, Opinions and Other Instruments.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Second A&R Effective Date (or, in the case of certificates of governmental officials, a recent date before the Second A&R Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

               (i)(x) with respect to each Loan Party (other than the Canadian Guarantors), to the extent that it is a party thereto, executed counterparts of this Agreement, the second amended and restated Guaranty and the ABL Intercreditor Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower and (y) with respect to each Canadian Guarantor, to the extent it is a party thereto, executed counterparts of a Canadian Guaranty, the ABL Intercreditor Agreement and a counterpart to the Intercreditor Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

               (ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

               (iii)a second amended and restated pledge and security agreement, in substantially the form of Exhibit F-1 (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party (other than the Canadian Guarantors) and a pledge and security agreement, in substantially the form of Exhibit F-2 (together with each other pledge and security agreement and pledge and security agreement supplement delivered by a Canadian Guarantor pursuant to Section 6.12, in each case as amended, the “Canadian Security Agreement”), duly executed by each Canadian Guarantor, together with:

(A)           certificates (if any) representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and, except as provided in Section 6.20, instruments evidencing the Pledged Debt (if any) indorsed in blank,

(B)           proper financing statements in form appropriate for filing under the Uniform Commercial Code or the PPSA of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement or the Canadian Security Agreement, covering the Collateral described therein,

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(C)           certified copies of UCC, PPSA, Bank Act, insolvency, tax, judgment lien and execution searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state, province, territory and county jurisdictions in which any Loan Party is organized or maintains its principal place of business or maintains assets in Canada, and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate,

(D)           evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement and the Canadian Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           [reserved],

(F)           a Perfection Certificate, duly executed by each Loan Party; and

(G)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and the Canadian Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements, PPSA termination and financing charge statements and landlords’ and bailees’ waiver and consent agreements);

               (iv)with respect to each Mortgaged Property located in the United States, (x) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and (y) if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and the evidence of flood insurance required pursuant to Section 6.07 hereof;

               (v)an intellectual property security agreement, in substantially the form of Exhibit H-1 (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered by any Loan Party (other than the Canadian Guarantors) pursuant to Section 6.12 or for the avoidance of doubt pursuant to the Existing Credit Agreement, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by the applicable Loan Parties (other than the Canadian Guarantors), and, to the extent that any Canadian Guarantor owns any patents, trademarks, copyrights or other registered intellectual property rights, an intellectual property security agreement, in substantially the form of Exhibit H-2 (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered by a Canadian Guarantor pursuant to Section 6.12, the “Canadian Intellectual Property Security Agreement”), duly executed by each Canadian Guarantor, together with evidence that all action that the Administrative Agent may reasonably deem necessary in order to perfect the Liens created under the Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement has been taken;

               (vi)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

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               (vii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

               (viii)a favorable opinion of Ian R. Scheinmann, Esq., Senior Vice President, Legal Affairs of Holdings, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-1 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

               (ix)a favorable opinion of Hughes Hubbard & Reed LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-2 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

               (x)a favorable opinion of Davis Graham & Stubbs LLP, special Colorado counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-3 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

               (xi)a favorable opinion of DLA Piper LLP, special Georgia, Maryland, Massachusetts, North Carolina and Virginia counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-4 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

               (xii)a favorable opinion of Bose McKinney & Evans LLP, special Indiana counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-5 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(xiii)           a favorable opinion of Fasken Martineau DuMoulin LLP, special Ontario counsel to the Canadian Guarantors, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-6 and such other matters concerning the Canadian Guarantors and the Loan Documents as the Administrative Agent may reasonably request;

               (xiv)a favorable opinion of Stewart McKelvey, special Nova Scotia counsel to the Canadian Guarantors, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-7 and such other matters concerning the Canadian Guarantors and the Loan Documents as the Administrative Agent may reasonably request;

               (xv)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

               (xvi)a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

               (xvii)certificates attesting to the Solvency of each Loan Party, individually and together with its Subsidiaries on a consolidated basis, before and after giving effect to the Transaction, from its chief financial officer;

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               (xviii)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral; and

               (xix)such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b)           Fees.  (i) All fees required to be paid to the Administrative Agent and the Lead Arrangers on or before the Second A&R Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Second A&R Effective Date shall have been paid.

(c)           Counsel’s Fees.  Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Second A&R Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           Substantially concurrently with the initial Borrowing on the Second A&R Effective Date, (i) the ABL Credit Agreement shall become effective and (ii) an amendment to the Unsecured Term Loan Facility in form and substance satisfactory to the Administrative Agent shall have become effective.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second A&R Effective Date specifying its objection thereto.

4.02 Conditions to All Borrowings.

The obligation of each Lender to honor any Loan Notice with respect to any requested Borrowing (other than a Loan Notice requesting only a conversion of Term Loans of one Type to another Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)           No Default.  No Default shall exist, or would result from such proposed Borrowing or from the application of proceeds thereof.

(c)           Loan Notice.  The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

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Each Loan Notice (other than a Loan Notice requesting only a conversion of Term Loans of one Type to another Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents or Material Contracts to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in the foregoing clauses (b) and (c), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Material Contract, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject to the ABL Intercreditor Agreement)) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and recordings necessary to perfect Liens created under the Collateral Documents, (ii) with respect  to clause (d) above, any approvals, authorizations or filings that may be required under the Securities Laws and (iii) such authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

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5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at September 29, 2012, and the related consolidated statements of income or operations, and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal quarter-end or year-end adjustments.

(c) Since the date of the Audited Financial Statements, except as disclosed in Holdings’ public filings with the SEC made prior to the Second A&R Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of Holdings and the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries on a consolidated basis.

(e) The consolidated forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries delivered by or on behalf of the Borrower to the Administrative Agent or the Lenders during the period prior to the Second A&R Effective Date in connection with the syndication of the Term B Facility were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts.

5.06 Litigation.

There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Holdings or the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, Holdings or any of its other Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation in any manner that could, either individually or in the aggregate, reasonably be expected to have a

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Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list as of the Second A&R Effective Date of all Liens (except Liens securing the Obligations) on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Second A&R Effective Date the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list as of the Second A&R Effective Date of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the Second A&R Effective Date the street address, county or other relevant jurisdiction, state, record owner and fair market value thereof (as reasonably determined by the Borrower).  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) Schedules 5.08(d)(i) and (ii) set forth as of the Second A&R Effective Date a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee or the lessor, respectively, showing as of the Second A&R Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of such Loan Party or Subsidiary party thereto, enforceable against such Loan Party or Subsidiary in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Second A&R Effective Date (other than Investments in Subsidiaries), showing as of the Second A&R Effective Date the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance.

Except as specifically disclosed in Schedule 5.09 or for any matters, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect:

(a)           the Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not reasonably be expected to result in an Environmental Liability;

(b)           (i) none of the properties currently or, to the best knowledge of Holdings and the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or any analogous foreign, state, provincial, territorial or local list; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case except in compliance with all applicable Environmental Laws; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or

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any of its Subsidiaries, in each case except in compliance with all applicable Environmental Laws, and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to result in an Environmental Liability; and

(c)           neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of Holdings and the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in an Environmental Liability.

5.10 Insurance.

(a) The properties of the Borrower, Holdings and its other Subsidiaries are insured with financially sound and reputable insurance companies having an A.M. Best Financial Strength Rating of at least A  which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) With respect to any portion of any Mortgaged Property which is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), the Borrower or the applicable Loan Party (x) maintains, or causes to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) has delivered to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

5.11 Taxes.

The Borrower, Holdings and each of their respective Subsidiaries have filed all federal, state, provincial, territorial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial, territorial and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  To the best knowledge of Holdings and the Borrower, there is no proposed Tax assessment against the Borrower, Holdings or any other Subsidiary that would, if made, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Compliance Generally.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is a prototype plan that is the subject of a favorable opinion letter from the IRS) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower, Holdings and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.  Each Foreign Plan is in compliance in all material respects with the applicable requirements of Law.  No Loan Party nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

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(b) Pending Claims.  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA or Unfunded Pension Liability.  (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) as of the Second A&R Effective Date, no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a liability in an amount in excess of $75,000,000; and (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (A) under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (B) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability), or (C) as a result of a transaction that could be subject to Section 4069 or 4212(c) of ERISA, which liability described in the foregoing clauses (A) through (C), individually or in the aggregate, could reasonably be expected to exceed $50,000,000.

5.13 Subsidiaries; Equity Interests; Loan Parties.

As of the Second A&R Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by a Loan Party in the amounts specified in Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  As of the Second A&R Effective Date, no Loan Party has any equity investments in any other corporation or entity other than such Subsidiaries and those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created under the Collateral Documents.  Set forth in Part (c) of Schedule 5.13 is a complete and accurate list of Holdings and all Loan Parties, showing as of the Second A&R Effective Date, the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a) is a true and correct copy of each such document, each of which is valid and in full force and effect as of the Second A&R Effective Date.

5.14 Margin Regulations; Investment Company Act.

(a) Margin Stock.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Investment Company Act.  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be, or after giving effect to the Transaction will be required to be, registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, including any confidential information memorandum (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were

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made, not materially misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or licensed by each Loan Party and each of its Subsidiaries as of the Second A&R Effective Date.  To the best knowledge of the Borrower and Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower and Holdings, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters.

Except as described on Schedule 5.20 hereto, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Second A&R Effective Date and to the best knowledge of any Responsible Officer of the Borrower and Holdings, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21 Collateral Documents.

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and the ABL Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings and recordings completed prior to the Second A&R Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

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5.22 Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the actual knowledge of the Responsible Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the actual knowledge of the Responsible Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Term Loans is an Embargoed Person.

(c) Except as otherwise authorized by OFAC, no Loan Party, none of its Subsidiaries and, to the actual knowledge of the Responsible Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.23 Canadian Benefit Plans; Canadian Pension Plans.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Canadian Pension Plan that is not a Canadian Multi-Employer Pension Plan is, and has been, established, registered, funded, administered and invested in compliance in all material respects with the terms of such Canadian Pension Plan, all applicable Laws and any collective agreements, as applicable.

(b) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of Holdings or the Borrower, threatened claims (other than routine claims for benefits), actions or lawsuits, or other action by any Governmental Authority, with respect to any Canadian Benefit Plan.

(c) Except for any Canadian Pension Plan that is a Canadian Multi-Employer Pension Plan or any successor thereto, no Canadian Guarantor has at any time prior to the Second A&R Effective Date established or participated or currently participates in a defined benefit pension plan.

(d) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Pension Event in respect of a Canadian Guarantor has occurred and is continuing.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (provided that the Required Lenders shall be deemed to find the

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following items satisfactory unless the Administrative Agent shall have received notice from the Required Lenders specifying their objections thereto within five Business Days of the Lenders’ receipt of such items):

(a)           Annual Financials.  As soon as available, but in any event within 110 days (or such shorter period as required by the SEC) after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; and

(b)           Quarterly Financials.  As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), neither Holdings nor the Borrower shall be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings and the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (provided that the Required Lenders shall be deemed to find the following items satisfactory unless the Administrative Agent shall have received notice from the Required Lenders specifying their objections thereto within five Business Days of the Lenders’ receipt of such items):

(a)           [Intentionally Omitted];

(b)           Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP;

(c)           Annual Budget.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), an annual budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the then-current fiscal year;

(d)           SEC Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and

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copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           Other Reports.  Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           Insurance Coverage.  As soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           Investigations.  Promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           Related Document Notices.  Not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents as the Administrative Agent may reasonably request;

(i)           Environmental Notices.  Promptly after the assertion or occurrence thereof, notice of any action or proceeding alleging an Environmental Liability against any Loan Party or any of its Subsidiaries that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages or Canadian Mortgage to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j)           Schedule Supplements.  As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete and (ii) a report supplementing Schedules 5.08(e) and 5.13 and each schedule to the Security Agreement and the Canadian Security Agreement containing a description of all changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(k)           Additional Information.  Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or

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provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices.

Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any Environmental Laws, but only if any of the matters described in the foregoing clauses (i) through (iii) has resulted or reasonably could be expected to result in a Material Adverse Effect;

(c)           after a Responsible Officer of the Borrower or Holdings knows or has reason to know of the occurrence of any ERISA Event or Pension Event that could reasonably be expected to result in liability of one or more Loan Parties or any Subsidiary thereof in excess of $2,500,000;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e)           of the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event;

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(f)           of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv); and

(g)           of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to Section 6.03 (other than Section 6.03(f) or (g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary and such contest could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies having an A.M. Best Financial Strength Rating of at least A which are not Affiliates of the Borrower, insurance with respect to its properties and business against interruption, loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for such insurer to endeavor to give not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.  The Loan Parties shall

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cause the Administrative Agent to be named on each policy evidencing such insurance as secured party, mortgagee, loss payee or additional insured, as applicable, in a manner acceptable to the Administrative Agent.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (x) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.09 Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing, the Administrative Agent and Lenders shall conduct no more than one such inspection per fiscal year at Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time and from time to time during normal business hours and without advance notice.  Holdings and the Borrower agree that the Administrative Agent and its representatives may conduct an annual audit of the Collateral at the expense of the Borrower.

6.11 Use of Proceeds.

Use the proceeds of the Borrowings to consummate the Transactions and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) or Canadian Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation or acquisition, cause such Domestic Subsidiary or Canadian Subsidiary, as the case may be, and cause each direct and indirect parent of such Domestic Subsidiary or Canadian Subsidiary, as the case may be (if it has not already done so), to duly execute and deliver to the Administrative Agent a Joinder Agreement, pursuant to which such other Loan Party shall guaranty the other Loan Parties’ obligations under the Loan Documents and pledge a security interest in

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and to all of its assets in support of such guaranty in accordance with the terms and conditions of the Security Agreement (for each Domestic Subsidiary) or the Canadian Security Agreement (for each Canadian Subsidiary, and in addition, to the extent any such Canadian Subsidiary maintains its chief executive office, registered office or domicile (within the meaning of such term in the Civil Code of Québec) or any property or assets within the Province of Québec, also in accordance with a deed of hypothec),

(ii) within 15 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Domestic Subsidiary or Canadian Subsidiary, as the case may be, in detail satisfactory to the Administrative Agent,

(iii) within 30 days after such formation or acquisition, cause such Domestic Subsidiary or Canadian Subsidiary, as the case may be, and each direct and indirect parent of such Domestic Subsidiary or Canadian Subsidiary, as the case may be (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements, Canadian Security Agreement Supplements, IP Security Agreement Supplements, Canadian IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Domestic Subsidiary or Canadian Subsidiary, as the case may be, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Domestic Subsidiary or Canadian Subsidiary, as the case may be, or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties, and with respect to each Mortgaged Property encumbered by a Mortgage or a Canadian Mortgage, as the case may be, pursuant to this Section 6.12(a)(iii), deliver the items set forth in Sections 4.01(a)(iv) and 6.20 hereof,

(iv) within 30 days after such formation or acquisition, cause such Domestic Subsidiary or Canadian Subsidiary, as the case may be, and each direct and indirect parent of such Domestic Subsidiary or Canadian Subsidiary, as the case may be (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), hypothecs, Security Agreement Supplements, Canadian Security Agreement Supplements, IP Security Agreement Supplements, Canadian IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the Administrative Agent’s discretion, may be given by in-house counsel) as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property or series of related real properties with a fair market value (as reasonably determined by the Borrower) of $3,000,000 or more that is owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

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(b) Upon the acquisition of any property (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest and Lien in favor of the Administrative Agent for the benefit of the Secured Parties (subject to the ABL Intercreditor Agreement), then the Borrower shall, at the Borrower’s expense:

(i) within 15 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 30 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements, Canadian Security Agreement Supplements, IP Security Agreement Supplements, Canadian IP Security Agreement Supplements and other security and pledge agreements (including any deed of hypothec), as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties, and with respect to each Mortgaged Property encumbered by a Mortgage or Canadian Mortgage pursuant to this Section 6.12(b)(ii), deliver the applicable items, if any, set forth in Sections 4.01(a)(iv) and 6.20 hereof,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the Administrative Agent’s discretion, may be given by in-house counsel) as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of any real property or series of related real properties with a fair market value (as reasonably determined by the Borrower) of $3,000,000 or more, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Domestic Subsidiary (other than any Subsidiary that is held directly or indirectly by a CFC) and Canadian Subsidiary of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements, Canadian Security Agreement Supplements, IP Security Agreement Supplements, Canadian IP Security Agreement Supplements and other security and pledge

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agreements (including any deed of hypothec), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Domestic Subsidiary or Canadian Subsidiary, as applicable, under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Domestic Subsidiary (other than any Subsidiary that is held directly or indirectly by a CFC) and Canadian Subsidiary of the Borrower to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements, Canadian Security Agreement Supplements, IP Security Agreement Supplements, Canadian IP Security Agreement Supplements and other security and pledge agreements (including any deed of hypothec) delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the discretion of the Administrative Agent, may be given by in-house counsel) as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent.

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements, Canadian Security Agreement Supplements, IP Security Agreement Supplements, Canadian IP Security Agreement Supplements and other security and pledge agreements (including any deed of hypothec).

Notwithstanding anything in this Section 6.12 to the contrary no Loan Party shall be required to deliver a mortgage on any real property or series of related real properties with a fair market value (as reasonably determined by the Borrower) of less than $3,000,000.

6.13 Compliance with Environmental Laws.

Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

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6.14 Preparation of Environmental Reports.

At the request of the Required Lenders from time to time upon the occurrence of any Release of Hazardous Materials or other event governed by Environmental Law that could reasonably be expected to materially impair the interests of the Secured Parties in any property of the Loan Parties, provide to the Lenders within 90 days after such request, at the expense of the Borrower, an environmental site assessment report for any of such properties, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15 Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Domestic Subsidiaries’ (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) or Canadian Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Domestic Subsidiaries (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) or Canadian Subsidiaries to do so, and (c) if an Event of Default has occurred and is continuing, deliver to the Administrative Agent such surveys, appraisals, environmental assessments, title insurance updates or policies and other related documents with respect to each parcel of real estate subject to a Mortgage or Canadian Mortgage.

6.16 Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Interest Rate Hedging.

Within ninety (90) days after the Second A&R Effective Date, cause at least 50% of the aggregate outstanding Indebtedness for borrowed money of the Borrower to be subject to fixed rates of interest and/or interest rate Swap Contracts with any Lender or other Persons acceptable to the Administrative Agent.  To the extent that this covenant is satisfied by entering into Swap Contracts, the Borrower will promptly deliver evidence of the execution and delivery of such agreements to the Administrative Agent.

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6.18 Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.19 [Reserved].

6.20 Post-Closing Actions.

(a) Within ninety (90) days after the Second A&R Effective Date or such longer period as agreed to by the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent the following items (unless the requirement for any such item is waived by the Administrative Agent due to costs that are excessive in relation to the benefits afforded thereby or on such other basis as the Administrative Agent may determine in its sole discretion):

(i) amended and restated, or amendments to existing, deeds of trust, trust deeds, deeds to secure debt and mortgages (other than leasehold mortgages and leasehold deeds of trust), in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties identified to be mortgaged on Schedule 5.08(c) (together with the assignments of leases and rents contained therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party (other than Canadian Guarantors);

(ii) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject only to Liens set forth on Schedule 5.08(b) and Liens otherwise permitted by Section 7.01) on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or that arrangements for the payment thereof satisfactory to the Administrative Agent have been made);

(iii) with respect to each Mortgage, a title search dated contemporaneous with the delivery of such Mortgage conducted by a title insurance company which reflects that the Mortgaged Property subject to such Mortgage is free and clear of all defects and encumbrances other than Liens set forth on Schedule 5.08(b) and Liens otherwise permitted by Section 7.01;

(iv) evidence of the insurance required by the terms of the Mortgages and Section 6.07 hereof; and

(v) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens (subject only to Liens set forth on Schedule 5.08(b) and Liens otherwise permitted by Section 7.01) on the property described in the Mortgages has been taken.

(b) Within thirty (30) days after the recording of each Mortgage or Canadian Mortgage, as the case may be, delivered pursuant to Section 6.12 or Section 6.20(a) or such longer period as agreed to by the Administrative Agent in its reasonable discretion, a confirmatory lien search conducted by a title insurance company in the case of such Mortgage and by the Canadian Guarantor’s counsel in the case of such Canadian Mortgage which reflects that such Mortgage or Canadian Mortgage, as the case may be, was duly recorded and that the Mortgaged

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Property subject to such Mortgage or Canadian Mortgage, as the case may be, was free and clear of all defects and encumbrances other than Liens set forth on Schedule 5.08(b) and Liens otherwise permitted by Section 7.01 as of the date of such recording.

(c) If any Event of Default shall have occurred and be continuing, promptly following written request by the Administrative Agent, deliver to the Administrative Agent the following items with respect to each Mortgage or Canadian Mortgage delivered pursuant to Section 6.12 or 6.20(a) hereof or the applicable Mortgaged Property:

(i) if requested by the Administrative Agent, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (other than zoning, creditors rights and environmental) and in amounts reasonably acceptable to the Administrative Agent (but in any event not greater than the fair market value of the applicable Mortgaged Property, as reasonably determined by the Borrower), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and Liens otherwise permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable;

(ii) if requested by the Administrative Agent, American Land Title Association/American Congress on Surveying and Mapping form surveys (or with respect to any Canadian property, a new survey prepared by a qualified land surveyor), for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States, provinces or territories in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent or that do not materially adversely affect the value of the applicable Mortgaged Property;

(iii) if requested by the Administrative Agent, Phase I environmental site assessments as to the properties described in the Mortgages, in form and substance and from professional firms reasonably acceptable to the Administrative Agent; and

(iv) if requested by the Administrative Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(d) Within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Second A&R Effective Date, each Loan Party shall deliver the Account Control Agreements duly executed by the appropriate parties.

(e) Within five (5) Business Days after the Second A&R Effective Date or such longer period as agreed to by the Administrative Agent in its reasonable discretion, to the extent not previously delivered to the Administrative Agent, Holdings shall, and shall cause each  of its Subsidiaries to deliver to the Administrative Agent instruments evidencing the Pledged Debt indorsed in blank.

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ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Holdings and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code or the PPSA of any jurisdiction a financing statement that names the Borrower, Holdings or any of its other Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (including any financing statements filed in connection with any of the following):

(a)           (i) Liens pursuant to any Loan Document; and (ii) Liens securing Indebtedness and other obligations under the ABL Documents so long as such Liens are subject to the ABL Intercreditor Agreement;

(b)           Liens existing on the Second A&R Effective Date and listed on Schedule 7.01  and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), as applicable, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or Canadian Pension Legislation;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           (i) easements, (ii) rights-of-way, (iii) servitudes, (iv) restrictions, (v) reservations, limitations, provisos and conditions expressed in an original grant from the Crown and (vi) other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii)

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the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)           Liens on property of a Person existing at the time such Person is merged into, amalgamated with or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, amalgamation, consolidation or Investment and do not extend to any assets other than those of the Person merged into, amalgamated with or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);

(k)           other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000, provided that no such Lien shall extend to or cover Collateral with a book or fair market value (whichever is higher) of over $75,000,000 in the aggregate;

(l)           the replacement, extension or renewal of any Lien permitted by clauses (i) through (k) above upon or in the same property theretofore subject thereto;

(m)           Liens securing Indebtedness evidenced by the Second Lien Notes outstanding on the Second A&R Effective Date or Indebtedness incurred pursuant to Section 7.02(n), so long as such Liens are subject and subordinate to the Liens upon the Collateral under the Loan Documents in accordance with the terms and conditions of the Intercreditor Agreement; and

(n)           Liens in favor of a depositary institution on cash deposits and other funds maintained with such depository institution in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-208 of the UCC.

7.02 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract; provided that (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)           unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement or the Canadian Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c)           (i) Indebtedness under the Loan Documents; and (ii) Indebtedness under the ABL Credit Agreement not to exceed $237,500,000 at any one time outstanding; provided that the total Indebtedness incurred pursuant to this clause (c) shall not exceed $560,000,000 at any one time outstanding; provided further, however, that notwithstanding the foregoing provisions of this clause (c), the Borrower and its Subsidiaries may incur Indebtedness under the Loan Documents and the ABL Credit Agreement in an aggregate amount in excess of $560,000,000 (and, for the avoidance of doubt, Indebtedness under the ABL Credit Agreement in excess of $237,500,000) so long as (A) immediately after giving effect to the incurrence of such Indebtedness, Holdings and its Subsidiaries shall have a Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as

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applicable, less than 2.25 to 1.0, (B) after giving effect to the incurrence of such Indebtedness, the sum of (x) the Outstanding Amount and (y) the principal amount of commitments under the ABL Credit Agreement shall not exceed the Maximum First Lien Principal Indebtedness (as defined in the Intercreditor Agreement), (C) any such Indebtedness in excess of $560,000,000 shall be used solely to finance all or a portion of the purchase price of any Acquisition permitted under Section 7.03 and related fees, costs and expenses and (D) no Default exists immediately prior to, or would result from, the issuance or incurrence of such Indebtedness;

(d)           Indebtedness (excluding Indebtedness permitted to be incurred under Section 7.02(k)) outstanding on the Second A&R Effective Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions of such Indebtedness or of Indebtedness permitted under Section 7.02(g); provided that (i) no Default shall have occurred and be continuing or would result from any such refinancing, refunding, renewal or extension on a Pro Forma Basis, (ii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and any accrued and unpaid interest thereon, (iii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, and (iv) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Guarantees of Holdings, the Borrower, or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of its Subsidiaries;

(f)           Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(g)           Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Second A&R Effective Date in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(h)           (i) Indebtedness of any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (ii) other Indebtedness of Subsidiaries which are not Loan Parties in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(i)           other Indebtedness in any aggregate amount of up to $25,000,000 which may be secured by Liens permitted under Section 7.01(k);

(j)           other unsecured Indebtedness, provided that (A) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness, (B) no portion of such Indebtedness is scheduled to be paid (either at maturity or as amortization or as a mandatory prepayment (except, in the case of the initial Unsecured Term Loan Facility only, any mandatory prepayments thereunder that (1) are paid only after any mandatory prepayments then due and payable hereunder are satisfied (provided, however, that it is understood and agreed that any mandatory prepayments with respect to excess cash flow under the initial Unsecured Term Loan Facility may be required to be and may be paid during the ECF Prepayment Period prior to any prepayments of the Loans required under Section 2.05(b)(i) but in each case only if the conditions set forth in Section 7.15(k) are satisfied), (2) are payable pursuant to timeframes that are no shorter than the payment timeframes for the corresponding mandatory prepayments

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hereunder, and (3) are payable no more frequently than the corresponding mandatory prepayments hereunder)) prior to 91 days after the Maturity Date of any Loan hereunder, (C) such Indebtedness is not Indebtedness of Holdings to the Borrower or any of its Subsidiaries, (D) the material terms and conditions of such Indebtedness are not more restrictive than the terms and conditions of this Agreement, (E) immediately after giving effect to such incurrence, Holdings and its Subsidiaries shall have a Consolidated Leverage Ratio that is 0.25 less than the level set forth in Section 7.11 (i.e., if the level set forth is 6.00 to 1.00 the required level under this clause (j) shall be 5.75 to 1.00) on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) and (F) if such Indebtedness is subordinated Indebtedness, such Indebtedness is subordinated in right of payment to the Obligations pursuant to terms of subordination in form and substance acceptable to the Administrative Agent;

(k)           Indebtedness evidenced by the Senior Notes and the Second Lien Notes in each case outstanding on the Second A&R Effective Date;

(l)           Indebtedness issued as consideration for all or any portion of the purchase price of any Acquisition permitted under Section 7.03(h), provided that (A) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness, (B) such Indebtedness is not Indebtedness of a Loan Party to any other Loan Party and (C) the aggregate amount of such Indebtedness shall not exceed $20,000,000;

(m)           any refinancings, refundings, renewals or extensions of the Unsecured Term Loan Facility in whole or in part; provided that (i) no Default shall have occurred and be continuing or would result from any such refinancing, refunding, renewal or extension on a Pro Forma Basis, (ii) the Borrower shall be in compliance with the financial covenant set forth in Section 7.11 on a Pro Forma Basis after giving effect to such refinancing, refunding, renewal or extension, (iii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and any accrued and unpaid interest thereon, (iv) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (v) such refinancing, refunding, renewing or extending Indebtedness does not contain any mandatory prepayments or amortization and the terms relating to principal amount, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (vi) the interest rate and yield (as reasonably measured by the Borrower in a manner acceptable to the Administrative Agent) applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the interest rate or yield (as reasonably measured by the Borrower in a manner acceptable to the Administrative Agent), respectively, applicable to the Indebtedness being refinanced, refunded, renewed or extended; and

(n)           Indebtedness issued or incurred from time to time in respect of the Second Lien Notes after the Second A&R Effective Date or other Indebtedness secured by Liens on the Collateral that are junior to the Liens securing the Obligations (including, without limitation, Permitted Additional Pari Passu Obligations (as defined in the Second Lien Notes Indenture)); provided, that (x) immediately after giving effect to such issuance or incurrence, Holdings and its Subsidiaries shall have a Consolidated Secured Debt Ratio not greater than 4.5 to 1.0, (y) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness and (z) such Indebtedness is in compliance with the terms and conditions of the Intercreditor Agreement.

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7.03 Investments.

Make or hold any Investments, except:

(a)           Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the Second A&R Effective Date, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the Second A&R Effective Date not to exceed $25,000,000; provided that each such Investment that consists of intercompany Indebtedness owing to a Loan Party shall be evidenced by an intercompany note which shall be delivered to, and in form reasonably acceptable to, the Administrative Agent and shall constitute “Pledged Debt” pursuant to the terms of the Security Agreement or the Canadian Security Agreement, as the case may be;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.02;

(f)           Investments existing on the Second A&R Effective Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g)           Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h)           any Acquisition; provided that each of the following conditions shall be satisfied:

               (i)any Subsidiary created or acquired in connection with such Acquisition shall comply with the requirements of Section 6.12;

               (ii)the lines of business of the Person to be (or the property of which is to be) so Acquired shall be substantially similar or related to one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

               (iii)(A) immediately before and immediately after giving effect to any such Acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such Acquisition, Holdings and its Subsidiaries shall be in compliance with the covenant set forth in Section 7.11 on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b); and

               (iv)the Borrower shall have delivered to the Administrative Agent and each Lender, at least two Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition; and

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(i)           Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed (i) so long as the Consolidated Leverage Ratio determined on the basis of the financial statements most recently delivered in accordance with Section 6.01 is greater than to 3.50 to 1.0, $25,000,000 and (ii) so long as such Consolidated Leverage Ratio is less than or equal to 3.50 to 1.0, $50,000,000 (it being understood that in each case fluctuations in the Consolidated Leverage Ratio after the incurrence of any Investment shall not retroactively create a Default); provided that, with respect to each Investment made pursuant to this Section 7.03(i):

               (i)such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

               (ii)such Investment shall be in property that is part of, or in lines of business that are, substantially similar or related to one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course; and

               (iii)(A) immediately before and immediately after giving effect to any such Investment, no Default shall have occurred and be continuing and (B) immediately after giving effect to such Investment, Holdings and its Subsidiaries shall be in compliance with the covenant set forth in Section 7.11 on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b).

7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom on a Pro Forma Basis:

(a)           any Domestic Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Domestic Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)           any Canadian Subsidiary may amalgamate with any one or more other Canadian Subsidiaries, provided that when any Canadian Guarantor is amalgamating with another Canadian Subsidiary, such Canadian Guarantor shall be the continuing or surviving Person;

(c)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(d)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to any other Subsidiary;

(e)           in connection with any Acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into or amalgamate or consolidate with it; provided that (i) the Person surviving or continuing such merger, amalgamation or consolidation shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger, amalgamation or consolidation to which any Loan Party is a party, such Loan Party is the surviving or continuing Person;

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(f)           so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into or amalgamate or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger, amalgamation or consolidation to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger, amalgamation or consolidation to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving or continuing corporation; and

(g)           any Non-Operating Subsidiary may be dissolved or liquidated so long as such dissolution or liquidation would not reasonably be expected to result in a Material Adverse Effect.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)           Dispositions permitted by Section 7.04;

(f)           Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $15,000,000 in the aggregate from and after the Second A&R Effective Date;

(g)           non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding ten years; and

(h)           Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition on a Pro Forma Basis, and (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed $35,000,000;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(h) shall be for fair market value (as reasonably determined by the Borrower or the applicable Subsidiary).

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Subsidiaries of the Borrower that are Guarantors and (iii) so long as no Default has occurred and is continuing, any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

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(b)           Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           Holdings and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)           Holdings may (i) declare or pay cash dividends to its stockholders and/or (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it, so long as (A) immediately prior to and/or after giving effect thereto on a Pro Forma Basis, no Default exists or would be caused thereby, and (B) the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than 4.75 to 1.0; provided, however, that if the Consolidated Leverage Ratio is greater than 3.0 to 1.0 (and less than 4.75 to 1.0) immediately prior thereto and after giving effect thereto on a Pro Forma Basis, the aggregate amount of all such dividends, purchases, redemptions and/or acquisitions shall not exceed $50,000,000; and

(e)           the Borrower may declare and pay cash dividends to Holdings (i) in the amounts of and at the times necessary to permit Holdings to make payments permitted pursuant to Section 7.06(d) above and (ii) so long as no Default exists or would be caused thereby, in an aggregate amount not to exceed $10,000,000 in any fiscal year to permit Holdings to pay (A) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (B) franchise fees or similar Taxes and fees required to maintain its corporate existence, and (C) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated Federal income tax returns determined as if the Borrower and its Subsidiaries had filed a separate consolidated federal income tax return (or that file state and local income tax returns on a consolidated basis), in each case under clauses (i) and (ii) above, only to the extent such payments are actually made by Holdings.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Second A&R Effective Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties (other than Holdings).

7.09 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Second A&R Effective Date and set forth on Schedule 7.09 (including the ABL Documents, the Senior Notes Indenture, the Senior Exchangeable Notes Indenture and the Second Lien Notes Documents), (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or (C) on the effective date of any Unsecured Term Loan Facility and contained in the Unsecured Term Loan Facility Documents, (ii) of any

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Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for any agreement in effect on the Second A&R Effective Date and set forth on Schedule 7.09 (including the ABL Documents, the ABL Intercreditor Agreement, the Intercreditor Agreement, the Senior Notes Indenture, the Senior Exchangeable Notes Indenture and the Second Lien Notes Documents); provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under (x) Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (y) Sections 7.02(d), (i), (j), (k) and (n) so long as such negative pledge does not limit the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.

7.10 Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenant.

(a) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter of Holdings ending during any period set forth below, to be greater than the ratio set forth below opposite such period:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
Q1 2013 – Q4 2014	6.50 to 1.00
Q1 2015 – Q4 2015	6.25 to 1.00
Q1 2016 – Q4 2016	6.00 to 1.00
Q1 2017 and thereafter	5.75 to 1.00

7.12 Capital Expenditures.

Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding for each fiscal year $45,000,000 in the aggregate for the Borrower and its Subsidiaries during any such fiscal year (together with any such amounts carried over pursuant to clause (i) below, the “Maximum Cap Ex Amounts”); provided, however, that (i) so long as (A) no Default has occurred and is continuing or would result from such expenditure and (B) the Consolidated Leverage Ratio set forth in the Compliance Certificate delivered concurrently with the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) is less than 4.75 to 1.0, any portion of the fixed amount set forth above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year and (ii) if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year after the fixed amount set forth above has been expended; and provided, further, that any reinvestment in operating assets, in accordance with Section 2.05(b)(ii), of any Net Cash Proceeds arising from Dispositions permitted under Section 7.05 shall not constitute Capital Expenditures for purposes of this Section 7.12 (and, accordingly, such reinvestments shall not reduce the amount of the unutilized Maximum Cap Ex Amounts or otherwise be subject to the limitations on Capital Expenditures set forth in this Section).

7.13 Amendments of Organization Documents.

Amend any of its Organization Documents in any material respect adverse to the Administrative Agent or the Lenders.

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7.14 Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required by GAAP or applicable Laws, or (b) its fiscal year, except in the case of this clause (b) to a fiscal year ending December 31 or otherwise upon 30 days prior written notice to the Administrative Agent.

7.15 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(a)           (i) the prepayment of the Term B Loans in accordance with the terms of this Agreement and (ii) the repayment and prepayment of Indebtedness under the ABL Credit Agreement in accordance with the terms of the ABL Intercreditor Agreement;

(b)           regularly scheduled or required repayments, purchases or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness, any Indebtedness permitted under Section 7.02(g) and any Unsecured Term Loan Facility in compliance with Section 7.02(d) or Section 7.02(m), as applicable;

(c)           [Reserved];

(d)           [Reserved];

(e)           prepayments of Indebtedness permitted under Section 7.02(b);

(f)           [Reserved];

(g)           prepayments, redemptions, defeasances or satisfactions of Indebtedness permitted under Section 7.02(g); provided that (i) such prepayments, redemptions, defeasances or satisfactions are made on, or within sixty (60) days after, the date on which the Person owing such Indebtedness becomes a Subsidiary of the Borrower, and (ii) the funds required to make such prepayment, redemption, defeasance or satisfaction of such Indebtedness are deposited with a trustee, escrow agent, paying agent or similar agent on the closing date of the Borrower’s acquisition of such Person, and such funds reduce, or are otherwise included as a portion of, the purchase price for such Person pursuant to the terms of the purchase and sale agreement governing such acquisition;

(h)           so long as (i) immediately before and after giving effect to any such prepayment, purchase or redemption (x) no Default shall have occurred and be continuing and (y) Holdings and its Subsidiaries shall be in compliance with the covenant set forth in Section 7.11 on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, prepayments, purchases or redemptions of (A) the Equipment Loans in an aggregate amount not to exceed $1,300,000 and (B) other Indebtedness (other than the Unsecured Term Loan Facility) in an aggregate amount not to exceed $5,000,000;

(i)           the prepayment, purchase, redemption or defeasance of the Second Lien Notes, other Indebtedness permitted to be incurred pursuant to Section 7.02(n), or the Senior Notes, in an amount not to exceed the Cumulative Retained Excess Cash Flow, in each case with (for the avoidance of doubt) such debt being permanently retired, so long as (A) immediately before and after giving effect to any such prepayment, purchase, redemption or defeasance, no Default shall have occurred and be continuing, (B) (x) all obligations of the Borrower under the Unsecured Term Loan Facility have been paid in full on or before the date of any such prepayment, purchase, redemption or defeasance and (y) for the fiscal period in which the obligations of the Borrower under the Unsecured Term Loan Facility have been paid in full, the Borrower shall have prepaid the Term Loans in an amount equal to 50% of the Excess Cash Flow that is remaining after giving effect to any prepayments of the Unsecured Term Loan Facility with Excess Cash

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Flow (whether or not required by Section 2.05(b)(i)) and for all fiscal periods thereafter the Borrower shall have complied with Section 2.05(b)(i), (C) the Consolidated First Lien Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than 2.25 to 1.0 and (D) such prepayment, purchase, redemption or defeasance shall not reduce the calculation of Excess Cash Flow pursuant to clause (viii) of the definition thereof;

(j)           [Reserved];

(k)           prior to the refinancing in full of the initial Unsecured Term Loan Facility with Indebtedness incurred pursuant to Section 7.02(m), the prepayment, purchase, redemption, exchange or defeasance of the initial Unsecured Term Loan Facility in an aggregate amount not to exceed the principal amount thereof so long as (A) immediately before and after giving effect to any such prepayment, purchase, redemption, exchange or defeasance, (x) no Default shall have occurred and be continuing and (y) Holdings and its Subsidiaries shall have a Consolidated Leverage Ratio that is 0.25 less than the level set forth in Section 7.11 (i.e., if the level set forth is 6.00 to 1.00 the required level under this clause (h) shall be 5.75 to 1.00), on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, (B)  any portion of the Unsecured Term Loan Facility prepaid, purchased, redeemed, exchanged or defeased pursuant to this Section 7.15(k) shall be, simultaneous with such prepayment, purchase, redemption, exchange or defeasance, permanently retired by the Borrower and (C) at the end of each month during which any prepayment, purchase, redemption, exchange or defeasance of the initial Unsecured Term Loan Facility is made pursuant to this Section 7.15(k), the Borrower shall notify the Administrative Agent in writing of the aggregate amount of the initial Unsecured Term Loan Facility so retired during such month and in the aggregate since December 14, 2012.

Notwithstanding the foregoing clauses (a) through (h) of this Section 7.15, Holdings and the Borrower shall not, nor shall they permit any Subsidiary to, directly or indirectly, make any payment in violation of the Intercreditor Agreement with respect to any Indebtedness evidenced by the Second Lien Notes.

7.16 Amendment, Etc. of Related Documents and Indebtedness.

(a) Cancel or terminate any Unsecured Term Loan Facility Documents or Second Lien Notes Documents or consent to or accept any cancellation or termination thereof, except, in the case of the Unsecured Term Loan Facility, in connection with any transaction permitted under Section 7.15(k), and, in the case of the Second Lien Notes Documents, in connection with any transaction permitted under Section 7.15(i), (b) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, unless the cancellation or termination thereof could not reasonably be expected to have a Material Adverse Effect, (c) amend, modify or change in any manner any term or condition of any Unsecured Term Loan Facility Documents or Second Lien Notes Documents or give any consent, waiver or approval thereunder that, in any such case, could impair the rights and remedies of the Secured Parties under the Loan Documents or otherwise result in a Material Adverse Effect, (d) amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder unless such amendment, modification or change could not reasonably be expected to have a Material Adverse Effect, (e) [intentionally omitted], (f) waive any material default or any breach of any material term or condition of any Material Contract, (g) take any other action in connection with any Related Document that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (h) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d), Section 7.02(m), Section 7.15(i) or Section 7.15(k) and except for any such amendment, modification or change that could not reasonably be expected to impair the rights and remedies of the Secured Parties under the Loan Documents or otherwise result in a Material Adverse Effect.

7.17 Holding Company.

In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower and CNMW Investments, Inc., (b) maintaining its corporate existence, (c)

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participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents, the Related Documents to which it is a party and the Senior Notes Documents to which it is a party and the performance of its obligations thereunder, (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section and (f) any other activities substantially similar or related to the lines of business of Holdings in the ordinary course of business as of the Second A&R Effective Date to the extent otherwise permitted under the Loan Documents.

7.18 Sanctions.

Directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Term Loan or (ii) pay within three Business Days after the same becomes due, any interest on any Term Loan, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(a), 6.01(b), 6.02(b), 6.03, 6.05(a), 6.05(c), 6.10, 6.11, 6.12, 6.14, 6.17, 6.20 or Article VII, (ii) any Guarantor fails to perform or observe any term, covenant or agreement set forth in the foregoing subclause (i) that such Guarantor has agreed to perform or observe pursuant to Section 4.01 of any Guaranty to which it is a party or (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in (x) Section 5.01(c), 5.01(d), Section 5.01(g), or Section 5.02 of the Security Agreement or the Canadian Security Agreement, as applicable, or (y) the foregoing subclause (i) that any Loan Party agreed to perform or observe pursuant to any Mortgage or Canadian Mortgage to which it is a party; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) the date that any Responsible Officer of a Loan Party has actual knowledge thereof or (ii) the date that the Administrative Agent delivers to Borrower written notice of such failure; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and

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Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, national receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has an A.M. Best Financial Strength Rating of at least “A,” been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

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(k)           Change of Control.  There occurs any Change of Control; or

(l)           Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof of thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01 and the ABL Intercreditor Agreement) on the Collateral purported to be covered thereby;

(m)           Subordination.  (i) The Intercreditor Agreement or the ABL Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Second Lien Notes or Indebtedness under the ABL Credit Agreement, in each case except pursuant to the express terms thereof; (ii) all or any material portion of the Obligations cease to constitute “First Lien Obligations” under the Second Lien Notes Documents; (iii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of the Intercreditor Agreement or the ABL Intercreditor Agreement, (B) that the Intercreditor Agreement or the ABL Intercreditor Agreement exists for the benefit of the Administrative Agent and the Lenders or (C) limitations set forth in the Intercreditor Agreement or the ABL Intercreditor Agreement upon application of proceeds from any source to payment of principal of, or premium or interest on, the Second Lien Notes or other junior lien Indebtedness or the Indebtedness under the ABL Credit Agreement; (iv) any holders of the Second Lien Notes or other junior lien Indebtedness shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any material term of the Intercreditor Agreement; or (v) any holder of Indebtedness under the ABL Credit Agreement shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any material term of the ABL Intercreditor Agreement; or

(n) Pension Event.  A Pension Event shall have occurred that when taken either alone or together with all other such Pension Events could reasonably be expected to result in a Material Adverse Effect.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           subject to the ABL Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Term Loans shall automatically terminate, and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

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First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders (including the reasonable, allocated fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and amounts owing under Secured Hedge Agreements and Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and none of Holdings, the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at

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the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Quebec Liens.  Without in any way limiting any of the foregoing provisions of this Section 9.01:

(i) Solidary Interests.  Should the Administrative Agent choose to create Liens (hypothecs) pursuant to the Civil Code of Quebec through the solidarité structure, then for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Loan Party granting a Lien (hypothec) to the Administrative Agent under the Civil Code of Quebec and each such Secured Party acknowledges and agrees with the Administrative Agent that such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Indebtedness, liabilities and other obligations, present and future, owed by each such Loan Party to the Administrative Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Loan Party is irrevocably bound towards the Administrative Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party.  As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for it.  Accordingly, and without limiting the generality of the foregoing, the Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same.  By its execution of the Loan Documents to which it is a party, each such Loan Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided.  The parties further agree and acknowledge that such Liens (hypothecs) under the Loan Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of Secured Parties, as solidary creditor as hereinabove set forth.

(ii) Fondé de Pouvoir.  Should the Administrative Agent choose to create Liens (hypothecs) pursuant to the Civil Code of Quebec through the fondé de pouvoir structure, then for the purposes of holding any Liens (hypothecs) that secure the payment of any bond (or similar instrument), granted by any Loan Party pursuant to any Quebec law governed Collateral Documents, the Secured Parties hereby acknowledge that the Administrative Agent shall be and act as the Person holding the power of attorney of all present and future Secured Parties for all purposes of Article 2692 of the Civil Code of Québec, and, more specifically, all present and future holders of bonds or similar instruments.  Each Secured Party therefore appoints, to the extent necessary, the Administrative Agent as its irrevocable fondé de pouvoir to hold the Liens created pursuant to such Quebec law governed Collateral Documents in order to secure the payment of any bonds or similar instruments. By executing an Assignment and Acceptance, each future Secured Party shall be deemed to ratify the power of attorney granted to the Administrative Agent hereunder. Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec), the Administrative Agent may acquire bonds and similar instruments.  Finally, each Loan Party acknowledges that any bond or other similar instrument executed by it shall constitute a “title of indebtedness” as such expression is defined in Article 2692 of the Civil Code of Quebec. The Administrative Agent accepts to act as fondé de pouvoir of the Secured Parties.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and, so long as no Event of Default has occurred and is continuing, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

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9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Agreements and (y) contingent indemnification obligations), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(d)           to enter into the ABL Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the

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applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Tax Indemnity.

To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from or reduction of withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty.

Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time.  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, whether arising as a result of any law or regulation of any jurisdiction or any other event affecting any term of the Obligations.

10.02 Rights of Lenders.

Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any

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security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03 Certain Waivers.

Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) subject to Section 10.05, any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) subject to Section 10.05, any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.  Holdings waives any rights and defenses that are or may become available to Holdings by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.  As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04 Obligations Independent.

The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation.

Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been paid in full in cash and performed in full and the Term Commitments and the Term B Facility are terminated.  If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash and the Term Commitments and the Term B Facility are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff

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had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07 Subordination.

Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08 Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09 Condition of Borrower.

Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Additional Guarantor Waivers and Agreements.

(a) Holdings understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that Holdings may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right Holdings may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings under this Guaranty.  Holdings further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Holdings’ rights, if any, may entitle Holdings to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968).  By executing this Guaranty, Holdings freely, irrevocably, and unconditionally:  (i) waives and relinquishes that defense and agrees that Holdings will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that Holdings will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Holdings in this Guaranty include any right or defense that Holdings may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Holdings waives all rights and defenses that Holdings may have because any of the Obligations is secured by real property.  This means, among other things, (i) the Secured Parties may collect from Holdings without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties:  (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the

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collateral is worth more than the sale price, and (B) the Secured Parties may collect from Holdings even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right Holdings may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because any of the Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Holdings waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

10.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor  at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

(a) Required Lender and Unanimous Consent.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) [reserved];

(ii) [reserved];

(iii) subject to Section 2.15, extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iv) subject to Section 2.15, postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender directly and adversely affected thereby;

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(v) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (D) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

(vi) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vii) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii) subject to Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(ix) subject to Section 9.10, release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

(x) subordinate the Obligations or the Liens securing the Obligations without the written consent of each Lender; or

(xi) modify the definition of “Interest Period” without the consent of each affected Lender;

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (B) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Defaulting Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except those described in Section 11.01(a)(iii), (iv) and (v).

(c) Replacement of Non-Consenting Lenders.  If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

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(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the

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recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but excluding any costs of maintaining the Platform), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable, allocated fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable, allocated fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any

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agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and the Indemnitees hereby waives, any claim against the Borrower, any other Loan Party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.  For the avoidance of doubt, this subsection (d) shall not limit the obligation of the Borrower to indemnify each Indemnitee for any liabilities or damages incurred by such Indemnitee that are asserted against such Indemnitee by a third party and that are payable by the Borrower pursuant to Section 11.04(b).

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of

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such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents (except in connection with any transaction permitted by Section 7.04(a), (e) or (f)) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Term Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the Term Commitment is not then in effect, the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned;

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(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that if the Borrower fails to respond to a request for a consent to an assignment within five Business Days following the date such request is received by the Borrower, then the Borrower shall be deemed to have consented to such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Commitment or any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal and interest amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the

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Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (iii) through (vi) of the first proviso to Section 11.01(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including the documentation requirements in Section 3.01(e), and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant complies with Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law occurring after such Participant became a Participant.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that in the event of any such disclosure under this clause (c), the Administrative Agent or such Lender, as the case may be, agrees to use commercially reasonable efforts to inform the Borrower of such disclosure

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to the extent not prohibited by Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (other than through a Person whom the Administrative Agent or such Lender actually knows to be acting in violation of his or its obligations to the Borrower or any other Loan Party).

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Second A&R Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Holdings, the Borrower or any other Loan Party against any and all of the obligations of Holdings, the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings, the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law, or that would result in the receipt by any Lender of “interest” at a “criminal rate” as such terms are construed under the Criminal Code (Canada) (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive

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interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06 (notwithstanding the foregoing, it being understood that such assignment shall not require the consent of such Lender), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and

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under the other Loan Documents (including any amounts under Sections 3.01, 3.04 or 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS PROVIDED IN ANY MORTGAGE WITH RESPECT TO ITSELF), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A)

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CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lead Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Lead Arrangers have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 Judgment Currency.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency that when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due.  If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative

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Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

11.18 USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.19 Canadian Anti-Money Laundering Legislation.

If the Administrative Agent has ascertained the identity of any Canadian Guarantor or any authorized signatories of any Canadian Guarantor for the purposes of any Canadian Anti-Terrorism and AML Legislation (including any “know your client” policies, regulations, laws or rules), then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Terrorism and AML Legislation; and

(ii) shall provide to the Lenders copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Guarantors or any authorized signatories of the Canadian Guarantors on behalf of any Lender or to confirm the completeness or accuracy of any information it obtains from any Canadian Guarantor or any such authorized signatory in doing so.

11.20 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21 Amendment and Restatement.

(a) The Borrower, Holdings, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided in the next paragraph, shall be superseded by this Agreement.

(b) Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Borrower and Holdings shall continue to be liable to the Administrative Agent and the Lenders with respect to agreements on the part of the Borrower and Holdings under the Existing Credit Agreement to indemnify

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and hold harmless the Administrative Agent and the Lenders from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Administrative Agent and the Lenders may be subject arising in connection with the Existing Credit Agreement.  This Agreement is given as a substitution of, and not as a payment of, the obligations of the Borrower and Holdings under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement.  Upon the effectiveness of this Agreement all amounts outstanding and owing by the Borrower under the Existing Credit Agreement shall constitute Obligations hereunder.

(c) By execution of this Agreement all parties hereto agree that (i) each of the Collateral Documents and other Loan Documents is hereby amended such that all references to the Existing Credit Agreement and the Loans thereunder shall be deemed to refer to this Credit Agreement and the continuation of the Term Loans hereunder, (ii) each of the Guaranties is reaffirmed and (iii) all security interests and liens granted under the Collateral Documents shall continue and secure the Obligations hereunder and the obligations of the Guarantors under the Guaranties.

11.22 Defaulting Lenders.

Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, to the extent permitted by applicable Law,

(a)           until such time as all Defaulted Payments with respect to such Defaulting Lender shall have been paid in full, the Administrative Agent may (in its discretion) apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender to satisfy such Defaulting Lender’s obligations to make such Defaulted Payments; and

(b)           with respect to any Defaulting Lender with one or more Defaulted Loans, the Borrower shall not be required to pay any fee that otherwise would have been required to have been paid to such Defaulting Lender.

In addition, notwithstanding anything contained in this Agreement to the contrary, no assignments otherwise permitted by Section 11.06 shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates that are Distressed Persons.

11.23 Subject to Intercreditor Agreements.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Secured Parties pursuant to the Collateral Documents are expressly subject to the ABL Intercreditor Agreement and the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the ABL Intercreditor Agreement or the Intercreditor Agreement is subject to the limitations and provisions of the ABL Intercreditor Agreement and the Intercreditor Agreement.  In the event of any conflict between the terms of the ABL Intercreditor Agreement or the Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement or the Intercreditor Agreement (as applicable) shall govern.  In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern.

11.24 Consent to ABL Credit Agreement.

The Administrative Agent and the Lenders hereby consent to the ABL Credit Agreement and acknowledge that the ABL Credit Agreement will constitute an “Additional Credit Facility” under (and as such term is defined in) the Intercreditor Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CENVEO CORPORATION, a Delaware corporation

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

CENVEO, INC., a Colorado corporation

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

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BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Daniel Kelly
Daniel Kelly
Managing Director

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BANK OF AMERICA, N.A., as Syndication Agent and Documentation Agent

By:	/s/ Daniel Kelly
Daniel Kelly
Managing Director

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Daniel Kelly
Daniel Kelly
Managing Director